UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate website: www.walmartstores.com

NOTICE OF 2009 ANNUAL SHAREHOLDERS’ MEETING

To Be Held June 5, 2009

Please join us for the 2009 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 5, 2009, at 7:00 a.m. Central time in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas.

The purposes of the 2009 Annual Shareholders’ Meeting are:

(1)	to elect as directors the 15 nominees named in the attached proxy statement;

(2)	to ratify the appointment of Ernst & Young LLP as the independent accountants of Wal-Mart Stores, Inc. for the fiscal year ending January 31, 2010;

(3)	to vote on the six shareholder proposals described in the attached proxy statement; and

(4)	to transact other business properly brought before the 2009 Annual Shareholders’ Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Shareholders’ Meeting. This year, we will be taking advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the internet. As a result, for the first time, we are mailing a notice of availability of the proxy materials over the internet, rather than a full paper set of the proxy materials, to many of our shareholders. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

You must be the holder of record of shares of Wal-Mart Stores, Inc. common stock at the close of business on April 9, 2009 to vote at the 2009 Annual Shareholders’ Meeting. If you plan to attend, please bring the admittance slip on the back of this proxy statement or other proof of ownership of Wal-Mart Stores, Inc. common stock on the record date (such as the notice of availability if you received one) and picture identification. Regardless of whether you will attend, please vote as described on pages 4 and 5 of the proxy statement. Voting in any of the ways described will not prevent you from attending the 2009 Annual Shareholders’ Meeting.

This proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2009 are available at the “Investors” section of our corporate website at www.walmartstores.com/annualmeeting. In accordance with the rules of the Securities and Exchange Commission, we do not use “cookies” or other software that identifies visitors accessing these materials on our website.

By Order of the Board of Directors

Thomas D. Hyde

Secretary

Bentonville, Arkansas

April 20, 2009

Admittance Requirements on Back Cover

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate website: www.walmartstores.com

PROXY STATEMENT

On April 20, 2009, we began mailing to some of our shareholders a notice that these proxy materials are available on the internet. This notice contains instructions on how to access the proxy materials on the internet. On April 20, 2009, we also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested to receive a paper copy of the proxy materials. These proxy materials are in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the 2009 Annual Shareholders’ Meeting. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 5, 2009, at 7:00 a.m. Central time.

DIRECTIONS AND ADMITTANCE SLIP	Back Cover

TABLE OF ABBREVIATIONS

The following abbreviations are used for certain terms that appear in this proxy statement:

2005 Stock Incentive Plan: the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, as it amended and restated the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998

Annual Report to Shareholders: the Wal-Mart 2009 Annual Report to Shareholders

Associate: an employee of Wal-Mart or one of its subsidiaries

Audit Committee: the Audit Committee of the Board

Board: the Board of Directors of Wal-Mart

Board committees: the Audit Committee, the CNGC, the Equity Compensation Committee, the Executive Committee, and the SPFC

Broadridge: Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2009 Annual Shareholders’ Meeting

Bylaws: the amended and restated Bylaws of Wal-Mart, effective as of September 21, 2006

Categorical Standards: standards adopted by the Board that describe types of relationships that a director might have with Wal-Mart or its subsidiaries that the Board believes are per se immaterial to a director’s independence, as permitted by the NYSE Listed Company Manual

CD&A: the Compensation Discussion and Analysis, located in this proxy statement

CEO: the Chief Executive Officer of a company

CFO: the Chief Financial Officer of a company

Chairman: the Chairman of a board of directors of a corporation or of the board of managers of a limited liability company

CNGC: the Compensation, Nominating and Governance Committee of the Board

Deferred Compensation Plan: the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, as amended and restated effective January 1, 2009

Director Compensation Plan: the Wal-Mart Stores, Inc. Director Compensation Plan, as amended and restated effective January 1, 2009

E&Y: Ernst & Young LLP, Wal-Mart’s independent registered public accounting firm

Equity Compensation Committee: the Equity Compensation Committee of the Board, formerly called the Stock Option Committee

Exchange Act: the Securities Exchange Act of 1934, as amended

Executive Committee: the Executive Committee of the Board

Executive Officers: certain senior officers of the Company designated by the Board as executive officers (as defined by Rule 3b-7 under the Exchange Act) that have certain disclosure obligations and who also must report certain transactions in equity securities of the Company under Section 16

Fiscal 2006, fiscal 2007, fiscal 2008, fiscal 2009, fiscal 2010 and fiscal 2011: Wal-Mart’s fiscal years ending January 31, 2006, 2007, 2008, 2009, 2010, and 2011, respectively

GAAP: generally accepted accounting principles in effect in the United States from time to time

Independent Directors: the directors whom the Board has determined have no material relationships with the Company pursuant to the standards set forth in the NYSE Listed Company Manual and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act

Management Incentive Plan or MIP: the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated effective February 1, 2008

Named Executive Officers or NEOs: the Company’s President and CEO, CFO, and the next three most highly compensated Executive Officers for a particular fiscal year

Non-Management Directors: the members of the Board who are not employed by Wal-Mart or any of its subsidiaries

NYSE: the New York Stock Exchange

NYSE Listed Company Manual: the manual of the NYSE that sets forth policies, practices, and procedures for companies with securities listed for trading on the NYSE

Profit Sharing/401(k) Plan: the Wal-Mart Profit Sharing and 401(k) Plan, as amended and restated effective February 1, 2009

SEC: the Securities and Exchange Commission

Section 16: Section 16 of the Exchange Act

SERP: the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009

Share or Shares: a share or shares of Wal-Mart common stock, $0.10 par value per share

SOX: the Sarbanes-Oxley Act of 2002

SPFC: the Strategic Planning and Finance Committee of the Board

Stock Purchase Plan: the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as restated effective February 1, 2004, and subsequently amended

Wal-Mart, the Company, “we,” “our” or “us”: Wal-Mart Stores, Inc.

Your proxy is solicited by the Board. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card, Annual Report to Shareholders and notice of availability.

VOTING AND OTHER INFORMATION

Who may vote?    You may vote if you were the holder of record of Shares at the close of business on April 9, 2009. You are entitled to one vote on each matter presented at the 2009 Annual Shareholders’ Meeting for each Share you owned at that time. If your Shares are held in “street name” through a bank, broker, or other nominee, you must obtain a proxy, executed in your favor, from the holder of record as of the close of business on April 9, 2009, to be able to vote at the meeting. As of April 9, 2009, Wal-Mart had 3,912,873,022 Shares outstanding.

What am I voting on?    You are voting on:

•	the election of the 15 nominees named in this proxy statement as directors of the Company;

•	the ratification of the appointment of E&Y as Wal-Mart’s independent accountants for fiscal 2010;

•	the six shareholder proposals described in this proxy statement; and

•	other matters properly brought before the 2009 Annual Shareholders’ Meeting.

Who counts the votes?    Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election.

Is my vote confidential?    Yes, your proxy card or ballot and voting records will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Wal-Mart by Broadridge, but how you voted will remain confidential.

What is the quorum requirement for holding the 2009 Annual Shareholders’ Meeting?    The holders of a majority of the Shares outstanding as of the record date for the meeting must be present in person or represented by proxy for the meeting to be held.

What vote is required to elect a director at the 2009 Annual Shareholders’ Meeting?    In an uncontested election of directors, to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In a contested election of directors, to be elected, a director nominee must receive a plurality of the votes of the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the Bylaws, an “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected and a “contested election” is an election in which the number of nominees for director is greater than the number of directors to be elected.

What happens if a director nominee does not receive a majority vote in an uncontested election at the 2009 Annual Shareholders’ Meeting?    Any incumbent director who is a director nominee and who does not receive a majority vote must promptly tender his or her offer of resignation as a director for consideration by the Board. Each incumbent director standing for re-election at the 2009 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority vote. The Board must accept or reject such resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until the Company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent Board member and who does not receive a majority vote in an uncontested election will not be elected as a director and a vacancy will be left on the Board. All of the director nominees named in this proxy statement are incumbent Board members.

The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.

What vote is required to pass the other proposals at the 2009 Annual Shareholders’ Meeting?    The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote is required for ratification of the appointment of E&Y as Wal-Mart’s independent accountants and for adoption of each of the shareholder proposals.

What is the effect of an “abstain” vote on the proposals to be voted on at the 2009 Annual Shareholders’ Meeting?    A Share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the Shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

What is the effect of a “broker non-vote” on the proposals to be voted on at the 2009 Annual Shareholders’ Meeting?    A “broker non-vote” occurs if your Shares are not registered in your name and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable NYSE rules. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter. Therefore, broker non-votes will not have any effect on any of the matters to be voted on at the 2009 Annual Shareholders’ Meeting.

Under NYSE rules, the six shareholder proposals described in this proxy statement are not considered discretionary items. Therefore, if you do not provide instructions to the record holder of your Shares with respect to these proposals, a broker non-vote will result with respect to these proposals. The election of directors and the ratification of appointment of independent accountants are routine items under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on these matters generally may vote on these matters in their discretion.

How do I vote?    The process for voting your Shares depends on how your Shares are held. Generally, you may hold Shares in your name as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). If you hold Shares in street name, you are considered to be the “beneficial owner” of those Shares.

If you are a record holder, you may vote by proxy or you may vote in person at the 2009 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2009 Annual Shareholders’ Meeting, there are three ways for you to vote:

•	call 1-800-690-6903 (toll charges may apply for calls made from outside the United States) and follow the instructions provided;

•	log on to the internet at www.proxyvote.com and follow the instructions at that site; or

•	if you received a proxy card in the mail, complete, sign, and mail the proxy card in the return envelope provided to you.

Please note that telephone and internet voting will close at 11:59 p.m. Eastern time on June 4, 2009. If you wish to vote by telephone or internet, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or notice of availability of the proxy materials.

If you plan to attend the 2009 Annual Shareholders’ Meeting and wish to vote in person, you will be given a ballot at the 2009 Annual Shareholders’ Meeting. Please note that you may vote by proxy prior to June 5, 2009 and still attend the 2009 Annual Shareholders’ Meeting.

If your Shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the holder of your Shares describing how to vote. Nonetheless, if your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2009 Annual Shareholders’ Meeting) a legal proxy from the record holder of your Shares (who must have been the record holder of your Shares as of the close of business on April 9, 2009) indicating that you were a beneficial owner of Shares as of the close of business on April 9, 2009, as well as the number of Shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the Shares covered by that proxy at the 2009 Annual Shareholders’ Meeting.

If your Shares are held through the Profit Sharing/401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan and you do not vote your Shares in one of the methods described above, your Shares will be voted by the Retirement Plans Committee of the Company in accordance with the rules of the applicable plan.

What if I do not specify a choice for a matter when returning a proxy?    Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: FOR all of the nominees for director named in this proxy statement; FOR the ratification of E&Y as Wal-Mart’s independent accountants; and AGAINST each of the six shareholder proposals.

Can I revoke my proxy?    Yes, you may revoke your proxy if you are a record holder by:

•	filing written notice of revocation with Wal-Mart’s Corporate Secretary at the address on the front cover of this proxy statement before the 2009 Annual Shareholders’ Meeting;

•

signing a proxy bearing a later date than the proxy being revoked and submitting it to Wal-Mart’s Corporate Secretary at the address on the front cover of this proxy statement before the 2009 Annual Shareholders’ Meeting; or

•	voting in person at the 2009 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your Shares regarding how to revoke your proxy.

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?    As a part of its sustainability initiatives and to reduce the costs of printing and distributing its proxy materials, Wal-Mart for the first time this year is taking advantage of the SEC rule that allows companies to furnish their proxy materials over the internet to some or all of their shareholders. As a result, Wal-Mart is sending to some shareholders a notice regarding the internet availability of the proxy materials instead of a paper copy of its proxy materials. This notice explains how you can access the proxy materials over the internet and also describes how to request to receive a paper copy of the proxy materials by mail or a printable copy electronically.

Why didn’t I receive a notice regarding the internet availability of the proxy materials?    Wal-Mart is mailing to many of its shareholders, including shareholders who have previously requested to receive a paper copy, a paper copy of the proxy materials.

How can I access the proxy materials over the internet?    You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Wal-Mart’s corporate website at www.walmartstores.com/annualmeeting. If you wish to join in Wal-Mart’s sustainability efforts, you can instruct Wal-Mart to deliver its proxy materials for future Annual Shareholders’ Meetings to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Wal-Mart’s corporate website at www.walmartstores.com/annualmeeting.

How may I obtain a paper copy of the proxy materials?    If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials in your notice. If you received an e-mail notification as to the availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail notification. We will mail a paper copy of the proxy materials to all shareholders to whom we do not send a notice of availability or an e-mail notification regarding the internet availability of the proxy materials.

What should I do if I receive more than one notice or e-mail notification about the internet availability of the proxy materials or more than one paper copy of the proxy materials?    Certain shareholders may receive more than one notice of availability, more than one e-mail notification, or more than one paper copy of the proxy materials, including multiple proxy cards. For example, if you hold your Shares in more than one brokerage account, you may receive a separate notice, a separate e-mail notification, or a separate voting instruction card for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you may receive a separate notice, a separate e-mail notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the internet or by telephone the Shares represented by each notice and e-mail notification that you receive.

How can I attend the 2009 Annual Shareholders’ Meeting?    Only shareholders who own Shares as of the close of business on April 9, 2009 will be entitled to attend the 2009 Annual Shareholders’ Meeting. A valid admittance slip (or other written proof of stock ownership as described below) and a photo identification (such as a valid driver’s license or passport) will be required for admission to the 2009 Annual Shareholders’ Meeting.

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If your Shares are registered in your name and you received your proxy materials by mail, an admittance slip is attached to the back of this proxy statement. You should bring that admittance slip with you to the 2009 Annual Shareholders’ Meeting.

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If your Shares are registered in your name and you received or accessed your proxy materials electronically over the internet, we will admit you if we are able to verify that you are a record shareholder. You may print a copy of the admittance slip on the back page of this proxy statement when you access your proxy statement on the internet or bring other proof of Share ownership, such as the notice of internet availability of the proxy materials.

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If you are a beneficial owner of Shares and your Shares are held in street name as described above, you will be admitted to the 2009 Annual Shareholders’ Meeting only if you present either a valid legal proxy from your bank or broker as to your Shares, the notice of internet availability of the proxy materials (if you received one), or a recent bank or brokerage statement demonstrating that you owned Shares as of the close of business on April 9, 2009.

No cameras, camcorders, video taping equipment, other recording devices or large packages will be permitted in the Bud Walton Arena. Photographs taken at the 2009 Annual Shareholders’ Meeting may be used by Wal-Mart, and by attending the 2009 Annual Shareholders’ Meeting, you waive any claim or rights with respect to those photographs and their use.

INFORMATION ABOUT THE BOARD

Wal-Mart’s directors are elected at each annual shareholders’ meeting and hold office until their successors are elected and qualified or, if earlier, their resignation or removal. All nominees for election to the Board are presently directors of Wal-Mart. If the shareholders elect all of the director nominees named in this proxy statement at the 2009 Annual Shareholders’ Meeting, Wal-Mart will have 15 directors. The Board has authority under the Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual shareholders’ meetings. The Board has established the size of the Board immediately after the 2009 Annual Shareholders’ Meeting to be 15 directors.

Your proxy holder will vote your Shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following candidates for election at the 2009 Annual Shareholders’ Meeting have been nominated by the Board based on the recommendation of the CNGC. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. The Board is committed to a diverse membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference.

Aida M. Alvarez, 59

Ms. Alvarez is the former Administrator of the U.S. Small Business Administration and was a member of President Clinton’s Cabinet from 1997 to 2001. She was the founding Director of the Office of Federal Housing Enterprise Oversight from 1993 to 1997. Ms. Alvarez was a vice president in public finance at First Boston Corporation and Bear Stearns & Co., Inc. prior to 1993. She is Chair of the Latino Community Foundation of San Francisco and a director of UnionBanCal Corporation and Union Bank, N.A. Ms. Alvarez also serves on the diversity advisory board for Deloitte & Touche LLP. Ms. Alvarez has been a member of the Board since 2006.

James W. Breyer, 47

Mr. Breyer is a Partner of Accel Partners, a venture capital firm. He also serves as a director of Dell Inc., Marvel Entertainment, Inc., and several private companies. Mr. Breyer has been a member of the Board since 2001.

M. Michele Burns, 51

Ms. Burns is the Chairman and CEO of Mercer LLC, a subsidiary of Marsh & McLennan Companies, Inc. She joined Marsh & McLennan Companies, Inc., a global professional services and consulting firm, in March 2006 and served as its Executive Vice President and CFO until September 2006. She is the former Executive Vice President, CFO, and Chief Restructuring Officer of Mirant Corporation, an energy company, where she served from May 2004 to January 2006. She served as the Executive Vice President and CFO of Delta Air Lines, Inc., an air carrier, from August 2000 through April 2004. She also serves as a director of Cisco Systems, Inc. Ms. Burns has been a member of the Board since 2003.

James I. Cash, Jr., 61

Dr. Cash is the James E. Robison Emeritus Professor of Business Administration at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash also served as the Senior Associate Dean and Chairman of HBS Publishing while on the faculty of the Harvard Business School. Dr. Cash serves as a director of The Chubb Corporation, General Electric Company, Phase Forward Inc., and Microsoft Corporation. Dr. Cash has been a member of the Board since 2006.

Roger C. Corbett, 66

Mr. Corbett is the retired CEO and Group Managing Director of Woolworths Limited, the largest retail company in Australia. Mr. Corbett is a director of The Reserve Bank of Australia, Fairfax Media Limited (a major Australian newspaper publisher), and Deputy Chairman of PrimeAg Australia (a major Australian farming enterprise). He is a former member of the Prime Minister’s Community Business Partnership and serves on the board of Outback Stores (a joint venture with the Australian government providing indigenous Australians in small outback communities with retail facilities). He is a member of the Advisory Council of the Australian Graduate School of Management for the University of New South Wales, and is also the former Chairman of CIES Food Business Forum (France). Mr. Corbett is also Chairman of the Salvation Army Advisory Committee, is Chairman of the Children’s Hospital of Westmead Advisory Board, is Chairman of the Council and a member of the Executive Committee of Shore School, and is a member of the Dean’s Advisory Group of the Faculty of Medicine at the University of Sydney. Mr. Corbett has been a member of the Board since 2006.

Douglas N. Daft, 66

Mr. Daft is the retired Chairman and CEO of The Coca-Cola Company, a beverage manufacturer, where he served in that capacity from February 2000 until May 2004 and in various other capacities since 1969. Mr. Daft serves as a director of The McGraw–Hill Companies, Inc. and Sistema-Hals. Mr. Daft has been a member of the Board since 2005.

Michael T. Duke, 59

Mr. Duke is the President and CEO of Wal-Mart and has served in that position since February 1, 2009. Prior to this appointment, he held other positions with Wal-Mart since joining the Company in July 1995, including Vice Chairman with responsibility for Wal-Mart International beginning in September 2005 and Executive Vice President and President and CEO of Walmart US beginning in April 2003. Mr. Duke has been a member of the Board since November 2008.

Gregory B. Penner, 39 +

Mr. Penner has been a General Partner of Madrone Capital Partners, an investment management firm, since 2005. From 2002 to 2005, he served as Wal-Mart’s Senior Vice President and CFO - Japan. Prior to working for Wal-Mart, Mr. Penner was a General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co. Mr. Penner is a member of the board of directors of Baidu.com, Inc., 99Bill Corporation, Cuil Inc., and Global Hyatt Corporation. Mr. Penner has been a member of the Board since 2008.

Allen I. Questrom, 69

Mr. Questrom was the Chairman and CEO of J.C. Penney Company, Inc. from September 2000 to December 2004. Between May 1999 and September 2000, Mr. Questrom served as Chairman, CEO and President of Barneys New York, Inc., a fashion retailer. Previously, Mr. Questrom was President and CEO of The Neiman Marcus Group, Inc. and also has served as Chairman and CEO of Federated Department Stores, Inc. from January 1990 through April 1997. Mr. Questrom is a member of the board of directors of Sotheby’s and is a senior adviser with Lee Equity Partners, LLC. Mr. Questrom has been a member of the Board since 2007.

H. Lee Scott, Jr., 60

Mr. Scott was Wal-Mart’s President and CEO from January 2000 through his retirement from that position on January 31, 2009. Mr. Scott continues to serve as the Chairman of the Executive Committee. Prior to serving as President and CEO of Wal-Mart, he held other positions with Wal-Mart since joining the Company in September 1979, including Vice Chairman and Chief Operating Officer from January 1999 to January 2000, and Executive Vice President and President and CEO, Walmart US from January 1998 to January 1999. He has been a member of the Board since 1999.

Arne M. Sorenson, 50

Mr. Sorenson is the Executive Vice President and CFO of Marriott International, Inc. (“Marriott”), a position he has held since 1998. Effective May 1, 2009, Mr. Sorenson will become President and Chief Operating Officer of Marriott. Since 2003, Mr. Sorenson has also held the additional title of President, Continental European Lodging. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development. Prior to joining Marriott, he was a partner in the law firm of Latham & Watkins in Washington, D.C. Mr. Sorenson has been a member of the Board since 2008.

Jim C. Walton, 60 *

Mr. Walton is the Chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in the states of Arkansas, Kansas, Missouri, and Oklahoma. Mr. Walton also serves as Chairman of Community Publishers, Inc., which operates newspapers in Arkansas, Missouri, and Oklahoma. Mr. Walton has been a member of the Board since 2005.

S. Robson Walton, 64 *+ Mr. Walton is the Chairman of Wal-Mart and has been a member of the Board since 1978.

Christopher J. Williams, 51

Mr. Williams is the Chairman and CEO of The Williams Capital Group, L.P., an investment bank. Since 2003, he has also served as the Chairman and CEO of Williams Capital Management, LLC, an investment management firm. He also serves as a director of Harrah’s Entertainment, Inc. Mr. Williams has been a member of the Board since 2004.

Linda S. Wolf, 61

Ms. Wolf is the former Chairman and CEO of Leo Burnett Worldwide, Inc., an advertising agency and division of Publicis Groupe S.A. Ms. Wolf served in various positions with Leo Burnett Worldwide, Inc. and its predecessors from 1978 to April 2005. She serves as a trustee for investment funds advised by the Janus Capital Group Inc. and serves on the board of InnerWorkings, Inc. Ms. Wolf has been a member of the Board since 2005.

*	S. Robson Walton and Jim C. Walton are brothers.

+	Gregory B. Penner is the son-in-law of S. Robson Walton.

The Board recommends that the shareholders vote FOR all of the nominees named above for election to the Board.

DIRECTOR INDEPENDENCE

Pursuant to the NYSE Listed Company Manual, Wal-Mart must have a majority of independent directors on its Board. In addition, the Audit Committee and the CNGC must be composed solely of independent directors. The NYSE Listed Company Manual defines specific relationships that disqualify directors from being independent under the NYSE’s requirements and further requires that for a director to qualify as “independent” the Board must affirmatively determine that the director has no material relationship with Wal-Mart.

As permitted by the NYSE’s requirements and policies, the Board has determined categorically that any relationship that is within one or more of the Categorical Standards described below will not be considered to be a material relationship that impairs a director’s independence:

(1) the director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Wal-Mart in retail transactions on terms generally available to Associates during Wal-Mart’s last fiscal year;

(2) the director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, five percent or less of an entity that has a business relationship with Wal-Mart;

(3) the director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than five percent of an entity that has a business relationship with Wal-Mart so long as the amount paid to or received from Wal-Mart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, less than one percent of the entity’s consolidated gross revenues for that entity’s last fiscal year;

(4) the director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee of an entity during the entity’s last fiscal year that has a business or charitable relationship with Wal-Mart and that made payments to, or received payments from, Wal-Mart during the entity’s last fiscal year in an amount representing less than $5,000,000 or, if greater, less than five percent of the entity’s consolidated gross revenues for that entity’s last fiscal year;

(5) Wal-Mart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $60,000 during Wal-Mart’s last fiscal year;

(6) the director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or employee of an entity that made payments to, or received payments from, Wal-Mart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, less than one percent of the entity’s consolidated gross revenues for that entity’s last fiscal year; or

(7) the director or one or more members of the director’s immediate family received from Wal-Mart, during Wal-Mart’s last fiscal year, personal benefits having an aggregate value of less than $5,000, other than as compensation for Board service.

In developing the Categorical Standards, the Board considered that: (1) directors (or their immediate family members) regularly purchase items at Wal-Mart’s stores, Neighborhood Markets, and Sam’s Clubs; (2) directors (or their immediate family members) may hold minor investments in companies that do business with Wal-Mart; (3) directors (or their immediate family members) may hold more than a minor investment in companies that do business with Wal-Mart, but the amount of business done with Wal-Mart is immaterial; (4) directors (or their immediate family members) may serve on the board of commercial or charitable entities with immaterial relationships with Wal-Mart; (5) directors may have immediate family members employed by Wal-Mart in positions earning $60,000 per year or less; (6) directors (or their immediate family members) may be officers or employees of companies that receive payments from Wal-Mart or its affiliates that account for less than $1,000,000 or, if greater, less than 1 percent of such company’s consolidated gross revenues for its last fiscal year; and (7) former officers who are directors (or their immediate family members) may continue to receive from Wal-Mart certain residual benefits from their service with Wal-Mart.

Our Board has determined that the following current directors nominated for reelection are independent directors under the independence standards set forth by the NYSE Listed Company Manual: Aida M. Alvarez; James W. Breyer; M. Michele Burns; James I. Cash, Jr.; Roger C. Corbett; Douglas N. Daft; Allen I. Questrom; Arne M. Sorenson; Christopher J. Williams; and Linda S. Wolf. Roland A. Hernandez and Jack C. Shewmaker served as directors of the Company during the portion of fiscal 2009 preceding the 2008 Annual Shareholders’ Meeting, but did not stand for reelection at that meeting. Our Board determined that Mr. Hernandez and Mr. Shewmaker were independent under the NYSE Listed Company Manual independence standards during the period in fiscal 2009 for which they were directors.

In making these determinations, the Board found that the current Independent Directors who are standing for reelection do not have a material or other disqualifying relationship with Wal-Mart. In making these determinations, the Board reviewed all relationships that may be deemed to exist between the directors and the Company. Except for Mr. Breyer, none of the current Independent Directors currently have, or during fiscal 2009 have had, any relationship with the Company that did not fall within the Categorical Standards. As a partner in Accel Partners, Mr. Breyer may be deemed to have an indirect interest in certain companies in which Accel Partners has an indirect ownership interest that engaged in transactions with the Company in fiscal 2009. In the case of two such companies, transactions between the Company and such companies do not fall within the Categorical Standards. Based on the Board’s understanding of the nature of Mr. Breyer’s indirect interests in each of these two companies and the fact that Mr. Breyer is not a director or officer of, and has no other interest in, either such company, the Board has determined that Mr. Breyer’s interest in these companies does not give rise to a material relationship that would impair Mr. Breyer’s independence. More information regarding the Company’s transactions with these companies is disclosed under “Related-Party Transactions” beginning on page 51.

COMPENSATION OF THE DIRECTORS

Annual Director Compensation

The base compensation for Non-Management Directors upon their election to the Board on June 6, 2008 consisted of a Share award and an annual retainer. H. Lee Scott, Jr., S. Robson Walton and Michael T. Duke received compensation only for their services as Executive Officers of the Company and not in their capacities as directors.

For service on the Board for the term beginning upon election at the 2008 Annual Shareholders’ Meeting on June 6, 2008, each Non-Management Director received an annual equity award of Shares with a market value of $160,000. These Shares were awarded in two separate grants, with a grant of $140,000 worth of Shares on June 6, 2008, and a grant of $20,000 worth of Shares on September 30, 2008. This annual equity award was paid directly in Shares or deferred in stock units under the Director Compensation Plan, as elected by each Non-Management Director. In addition, each Non-Management Director elected to the Board at the 2008 Annual Shareholders’ Meeting was entitled to receive an annual retainer of $60,000, payable in arrears in equal quarterly installments for the Board term that commenced upon election at the 2008 Annual Shareholders’ Meeting. This annual retainer could be taken in cash, Shares, deferred in stock units under the Director Compensation Plan, or deferred into an interest-credited account under the Director Compensation Plan, as elected by each Non-Management Director.

The Board committee chairs who are Non-Management Directors also receive a chair retainer for the additional time required for Board committee business. For the Board term commencing at the 2008 Annual Shareholders’ Meeting, the retainer for the Audit Committee and CNGC chairs is $25,000, and the retainer for the SPFC chair is $15,000. In addition, Christopher J. Williams receives a retainer of $15,000 for his service on the Executive Committee because he serves on more than one Board committee. These additional retainers are payable in arrears in equal quarterly installments, and could be taken in cash, Shares, deferred in stock units under the Director Compensation Plan, or deferred into an interest-credited account under the Director Compensation Plan, as elected by the director.

Pursuant to the CNGC charter, director compensation for the Non-Management Directors is reviewed at least annually by the CNGC, which recommends to the Board the annual compensation for those directors. The compensation paid to the directors during fiscal 2009 is described in the table below.

DIRECTOR COMPENSATION FOR FISCAL 2009 (1)

Director	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Aida M. Alvarez	60,000	160,000	0	0	220,000
James W. Breyer	75,000	160,000	0	1,646	236,646
M. Michele Burns	60,000	160,000	4,509	0	224,509
James I. Cash, Jr.	60,000	160,000	0	1,006	221,006
Roger C. Corbett	60,000	160,000	0	46,490	266,490
Douglas N. Daft	60,000	160,000	2,787	0	222,787
David D. Glass	60,000	160,000	472	113	220,585
Roland A. Hernandez (6)	36,896	0	457	109	37,462
Gregory B. Penner	34,121	160,000	0	109	194,230
Allen I. Questrom	60,000	160,000	0	209	220,209
Jack C. Shewmaker (6)	26,044	0	0	188	26,232
Arne M. Sorenson	34,121	160,000	0	1,633	195,754
Jim C. Walton	60,000	160,000	0	828	220,828
Christopher J. Williams	89,217	160,000	0	115	249,332
Linda S. Wolf	80,687	160,000	0	96	240,783

(1)	The table omits the columns for “Option Awards” and “Non-Equity Incentive Plan Compensation” because the Company neither issues stock options to, nor provides non-equity incentive compensation for, Non-Management Directors. Michael T. Duke, H. Lee Scott, Jr., and S. Robson Walton are omitted from this table because they received compensation only as Executive Officers of the Company and did not receive any additional compensation for their duties as directors. The compensation for Mr. Scott and Mr. Duke for fiscal 2009 is disclosed in the Summary Compensation table on page 36. Mr. Walton’s annual compensation as Chairman is $220,000. During fiscal 2009, the Company also paid health insurance premiums and made Profit Sharing/401(k) Plan contributions for Mr. Walton on the same basis as for other Associates in the amounts of $5,456 and $8,401, respectively.

(2)	This column represents the annual retainer paid to directors, the Board committee chair retainers, and the additional payment to Christopher J. Williams for serving on two committees during fiscal 2009. Mr. Williams became chair of the Audit Committee effective June 6, 2008, and therefore received a committee chair retainer for part of fiscal 2009. Gregory B. Penner and Arne M. Sorenson were first elected to the Board on June 6, 2008 and, as a result, received only a portion of the annual retainer paid in fiscal 2009. The following amounts included in this column were deferred under the Director Compensation Plan, either in the form of cash into an interest-bearing account or in the form of stock units:

Director	Fiscal 2009 ($)
M. Michele Burns	60,000
Douglas N. Daft	60,000
David D. Glass	60,000
Roland A. Hernandez	36,896
Allen I. Questrom	60,000
Christopher J. Williams	89,217

(3)	Each Non-Management Director elected to the Board at the Company’s 2008 Annual Shareholders’ Meeting received a stock award on June 6, 2008 with a value of $140,000, with the number of Shares granted based on a Share price of $58.37, which was the closing price of a Share on the NYSE on the grant date, and an additional stock award on September 30, 2008 with a value of $20,000, with the number of Shares granted based on a Share price of $59.89, which was the closing price of a Share on the NYSE on the grant date. Ms. Alvarez, Dr. Cash, Mr. Daft, Mr. Glass, Mr. Questrom, Mr. Williams, and Ms. Wolf deferred the receipt of these Shares under the Director Compensation Plan. Mr. Breyer held outstanding options to purchase 5,512 Shares at the end of fiscal 2009. These options were issued in previous fiscal years as part of the compensation paid to directors. No other current Non-Management Directors held options to purchase Shares as of the end of fiscal 2009. Options held by Mr. Scott and Mr. Duke at the end of fiscal 2009 are disclosed in the Outstanding Equity Awards at Fiscal 2009 Year-End table below. Those options were granted to Mr. Scott and Mr. Duke as part of their compensation for their service as Executive Officers and not as compensation for serving as directors of the Company.

(4)	The amounts in this column represent above-market interest earned on director compensation deferred to an interest-credited account under the Director Compensation Plan, as elected by the director. The interest rate on the interest bearing account is set by the Director Compensation Plan based on the ten-year Treasury note rate on the first day of January plus 2.70 percent. This rate was 6.605 percent for the calendar year ended December 31, 2008, and decreased to 5.071 percent for the calendar year ending December 31, 2009.

(5)	This column includes tax gross-ups paid for fiscal 2009 relating to income attributable to spousal travel expenses, meals, and related activities in connection with certain Board meetings. For Mr. Corbett, this column also includes the value of the related spousal travel expenses, meals, and related activities, none of which exceeded $25,000. For each of the other Non-Management Directors, the value of the related spousal travel expenses, meals and related activities is not included in this column because the total value was less than $10,000.

(6)	Roland A. Hernandez and Jack C. Shewmaker served on the Board until their successors were elected at the 2008 Annual Shareholders’ Meeting on June 6, 2008.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Non-Management Directors. Each Non-Management Director must own, within five years of his or her initial election or appointment to the Board, an amount of Shares, restricted stock, or stock units having a value equal to five times the annual retainer component of the Non-Management Director’s compensation approved by the Board in the year the director was initially elected or appointed. All Non-Management Directors subject to these guidelines currently own enough Shares to satisfy the guidelines.

BOARD MEETINGS

The Board held a total of seven meetings (four regular meetings and three telephonic meetings) during fiscal 2009 to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. During fiscal 2009, each director attended at least 75 percent of the aggregate of the number of Board meetings and the number of meetings of Board committees on which he or she served. The Non-Management Directors and Independent Directors meet regularly in executive sessions.

BOARD COMMITTEES

Committee	Members during Fiscal 2009	Functions and Additional Information	Number of Meetings in Fiscal 2009
Audit Committee	Aida M. Alvarez James I. Cash, Jr. Roland A. Hernandez (2) Arne M. Sorenson Christopher J. Williams (1)

•   Reviews financial reporting, policies, procedures, and internal controls of Wal-Mart

•   Responsible for the appointment, compensation, and oversight of the independent accountants

•   Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent accountants

•   Reviews related-party transactions

•   Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the statements of ethics

•   The Board has determined that the members are “independent” as defined by Section 10A(m)(3) of the Exchange Act and the NYSE Listed Company Manual

			9
Compensation, Nominating and Governance Committee	Douglas N. Daft Allen I. Questrom Linda S. Wolf (1)

•   In consultation with the CEO, approves the total compensation of the Executive Officers, other than the CEO, and reviews the compensation of certain other senior officers

•   Reviews and approves the total compensation of the CEO and Chairman

•   Reviews and makes recommendations to the Board regarding the compensation of the Non-Management Directors

•   Sets and verifies the attainment of performance goals under performance-based incentive compensation plans

•   Reviews salary and benefits issues for the Company

•   Oversees corporate governance issues

•   Identifies, evaluates, and recommends candidates to the Board for nomination for election or appointment to the Board

•   Reviews and makes recommendations to the Board regarding director independence

•   The Board has determined that the members are “independent” as defined in the NYSE Listed Company Manual

			9
Equity Compensation Committee	Michael T. Duke (3) H. Lee Scott, Jr. (1) S. Robson Walton	• Administers Wal-Mart’s equity compensation plans for Associates who are not directors or Executive Officers	3
Executive Committee	Michael T. Duke (3) H. Lee Scott, Jr. (1) S. Robson Walton Christopher J. Williams	• Implements policy decisions of the Board • Acts on the Board’s behalf between Board meetings	1 (5)
Strategic Planning and Finance Committee	James W. Breyer (1) M. Michele Burns Roger C. Corbett David D. Glass (4) Gregory B. Penner Jack C. Shewmaker (2) Jim C. Walton	• Reviews and analyzes financial matters • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews the preliminary annual budget to be approved by the Board	4

(1)	Committee chair.
(2)	Mr. Hernandez and Mr. Shewmaker did not stand for re-election and retired from the Board as of the 2008 Annual Shareholders’ Meeting on June 6, 2008.
(3)	Mr. Duke was appointed to the Executive Committee and the Equity Compensation Committee upon his election as a director on November 20, 2008.
(4)	Mr. Glass is not standing for re-election and will retire from the Board as of the 2009 Annual Shareholders’ Meeting on June 5, 2009.
(5)	The Executive Committee acted by unanimous written consent 16 times during fiscal 2009.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted Corporate Governance Guidelines and charters for the Audit Committee, the CNGC, the Equity Compensation Committee, the Executive Committee, and the SPFC. You may review each of these documents on our corporate website at www.walmartstores.com by clicking on “Investors” and then “Corporate Governance.” In addition, these documents are available in print at no charge to any shareholder who requests a copy from our Investor Relations Department by submitting a request through the “Investors” page of our website or by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from shareholders and other interested parties. Shareholders and other interested parties may write to the Board at:

Wal-Mart Stores, Inc. Board of Directors

c/o Elizabeth Bolen, Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

Shareholders and other interested parties also may e-mail: the Board at directors@wal-mart.com; the Independent Directors at independentdirectors@wal-mart.com; the Non-Management Directors at nonmanagementdirectors@wal-mart.com; and any individual director, including the presiding director, at the full name of the director as listed in this proxy statement followed by “@wal-mart.com.” For example, shareholders may e-mail S. Robson Walton, Chairman, at srobsonwalton@wal-mart.com.

A company of our size receives a large number of inquiries regarding a wide range of subjects each day. As a result, the Independent Directors, Non-Management Directors, and individual directors are not able to respond to all inquiries directly. Therefore, our directors, in consultation with Wal-Mart, have developed a process to assist in managing inquiries directed to the Board.

Letters and e-mails directed to the Board, the Independent Directors, the Non-Management Directors, and individual directors are reviewed by Wal-Mart to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries relating to those matters. Thus, we will direct those types of inquiries to an appropriate Associate for a response. Responses to letters and e-mails by Wal-Mart on behalf of the Board, Independent Directors, Non-Management Directors, or individual directors are maintained by Wal-Mart and are available for any director’s review.

If a response on behalf of the Board, Independent Directors, Non-Management Directors, or individual directors is appropriate, Wal-Mart gathers any information and documentation necessary for answering the inquiry and provides the information and documentation, as well as a proposed response, to the appropriate director or directors. Wal-Mart also may attempt to communicate with the shareholder or interested party for any necessary clarification. S. Robson Walton, Wal-Mart’s Chairman, reviews and approves responses on behalf of the Board, and James W. Breyer, Wal-Mart’s presiding director, reviews and approves the responses on behalf of the Independent Directors and Non-Management Directors. In certain situations, Mr. Walton or Mr. Breyer may respond directly to a shareholder’s inquiry.

For inquiries forwarded to individual directors, each director has provided instructions for responding to those inquiries. Currently, all directors have requested that Wal-Mart review letters and e-mails, gather any information or documentation necessary to respond to the inquiry, and propose a response. The director will review the proposed response and either direct Wal-Mart to send such response on behalf of the director, or the director may choose to respond directly to the shareholder.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board, nevertheless, does consider shareholder questions and comments important and endeavors to respond to them promptly and appropriately.

PRESIDING DIRECTOR

James W. Breyer currently serves as the presiding director of executive sessions of the Non-Management Directors and Independent Directors.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CNGC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination for election to the Board. The CNGC is governed by a written charter, a copy of which can be found in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com.

The CNGC regularly reviews the composition of the Board and the Board committees and considers whether the addition of directors with particular experience, skills, or characteristics would make the Board and one or more Board committees more effective. When a need arises to fill a vacancy or it is determined that a director candidate possessing particular experiences, skills, or characteristics would make the Board more effective, the CNGC initiates a search. As a part of the search process, the CNGC may consult with other directors and senior officers and may hire a search firm to assist in identifying and evaluating potential candidates.

SpencerStuart currently serves as the Company’s director candidate search consultant. In that capacity, SpencerStuart seeks out candidates who have the experiences, skills, and characteristics that the CNGC has determined are necessary to serve as a member of the Board. SpencerStuart researches the background of all candidates, conducts extensive interviews with candidates and their references, and then presents the most qualified candidates to the CNGC and the Company’s management.

When considering a candidate, the CNGC reviews the candidate’s experience, skills, and characteristics. The CNGC also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy applicable independence requirements.

Candidates are selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. With respect to the minimum experience, skills, or characteristics necessary to serve on the Board, the CNGC will only consider candidates who:

(1)	have the experience, skills, and characteristics necessary to gain a basic understanding of:

•	the principal operational and financial objectives and plans of the Company;

•	the results of operations and financial condition of our Company and its business segments; and

•	the relative standing of our Company and its business segments in relation to our competitors;

(2)	have a perspective that will enhance the Board’s strategic discussions; and

(3)	are capable of and committed to devoting adequate time to Board duties and are available to attend the regularly-scheduled Board and Board committee meetings.

In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE Listed Company Manual, and at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Potential candidates are generally interviewed by our Chairman, our CEO, and the chair of the CNGC, and may be interviewed by other directors and senior officers as desired and as schedules permit. The CNGC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends to the Board a slate of candidates for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNGC, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

S. Robson Walton and Jim C. Walton are members of a group that beneficially owns more than five percent of the outstanding Shares. Any participation by them in the nomination process was considered to be in their capacities as members of the Board and was not considered to be recommendations from security holders that beneficially own more than five percent of the outstanding Shares.

Shareholders may recommend candidates for consideration by the Board by writing to:

Wal-Mart Stores, Inc. Board of Directors

c/o Elizabeth Bolen, Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

The recommendation must include the following information:

(1)	the candidate’s name and business address;

(2)	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the minimum experience, skills, and qualifications that the CNGC has determined are necessary to serve as a director;

(3)	a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

(4)	a statement from the candidate that he or she consents to serve on the Board if elected; and

(5)	a statement from the person submitting the candidate that he or she is the registered holder of Shares, or if the shareholder is not the registered holder, a written statement from the record holder of the Shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of Shares.

All candidates recommended to the Board for nomination by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review, which may include an analysis of the candidate’s qualifications prepared by the Company’s management.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom has been determined by the Board to be “independent” as defined by the listing standards of the NYSE and the applicable rules of the SEC. The members of the Audit Committee are Aida M. Alvarez; James I. Cash, Jr.; Arne M. Sorenson; and Christopher J. Williams, the chair of the Audit Committee. The Audit Committee is governed by a written charter adopted by the Board. A copy of the current Audit Committee charter is available in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. In addition, the Audit Committee charter is available in print at no charge to any shareholder who requests a copy from our Investor Relations department by submitting a request through the “Investors” page of our corporate website or by writing to our Investor Relations department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

Wal-Mart’s management is responsible for Wal-Mart’s internal control over financial reporting and the preparation of Wal-Mart’s consolidated financial statements. Wal-Mart’s independent accountants are responsible for auditing Wal-Mart’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for issuing a report on those financial statements and a report on Wal-Mart’s internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee is responsible for selecting, engaging, and overseeing Wal-Mart’s independent accountants.

As part of the oversight process, the Audit Committee regularly meets with management of the Company, the Company’s independent accountants, and the Company’s internal auditors. The Audit Committee often meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent accountants and the Company’s internal auditors. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with Wal-Mart’s management and the independent accountants Wal-Mart’s audited consolidated financial statements for fiscal 2009;

•

reviewed management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly present the consolidated results of operations and consolidated financial position of the Company for the fiscal years covered by those consolidated financial statements;

•

discussed with the independent accountants the matters required by Statement on Auditing Standards 61, as modified or supplemented, and SEC rules, including matters related to the conduct of the audit of Wal-Mart’s consolidated financial statements;

•

received written disclosures and the letter from E&Y required by applicable independence standards, rules and regulations relating to E&Y’s independence from Wal-Mart and has discussed with E&Y its independence from Wal-Mart;

•

based on the discussions with management and the independent accountants, the independent accountants’ disclosures and letter to the Audit Committee, the representations of management and the reports of the independent accountants, recommended to the Board that Wal-Mart’s audited annual consolidated financial statements for fiscal 2009 be included in Wal-Mart’s Annual Report on Form 10-K for fiscal 2009 filed with the SEC;

•	reviewed all audit and non-audit services performed for Wal-Mart by E&Y and considered whether E&Y’s provision of non-audit services was compatible with maintaining its independence from Wal-Mart;

•

selected and appointed E&Y as Wal-Mart’s independent accountants to audit and report on the annual consolidated financial statements of Wal-Mart to be filed with the SEC prior to Wal-Mart’s Annual Shareholders’ Meeting to be held in calendar year 2010;

•

monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and the internal auditors of the Company regarding the design, operation and effectiveness of internal controls over financial reporting, and reviewed an attestation report from E&Y regarding the effectiveness of internal controls over financial reporting; and

•

received reports from management regarding the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Statement of Ethics, all in accordance with the Audit Committee’s charter.

The Audit Committee submits this report:

Aida M. Alvarez

James I. Cash, Jr.

Arne M. Sorenson

Christopher J. Williams, Chair

AUDIT COMMITTEE FINANCIAL EXPERTS

The Board has determined that James I. Cash, Jr., Arne M. Sorenson and Christopher J. Williams are “audit committee financial experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the SEC, and that all members of the Audit Committee are “independent” under Section 10A(m)(3) of the Exchange Act, the SEC’s Rule 10A-3, and the requirements set forth in the NYSE Listed Company Manual.

AUDIT COMMITTEE PRE-APPROVAL POLICY

To ensure the independence of our Company’s independent accountants and to comply with applicable securities laws, NYSE listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our Company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our Company’s independent accountants may not perform any audit, audit-related, or non-audit service for Wal-Mart, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) Wal-Mart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that Wal-Mart’s corporate controller will periodically update the Audit Committee as to services provided by the independent accountants. With respect to each such service, the independent accountants provide detailed back-up documentation to the Audit Committee and to the corporate controller.

Pursuant to its Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually re-assesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is re-assessed annually.

Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project causes the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Wal-Mart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The CNGC is charged with discharging the Board’s responsibilities relating to the compensation of the Company’s directors, Executive Officers, and Associates. With respect to its compensation functions, the CNGC is responsible, pursuant to its charter, for annually:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, Chairman, and any other Executive Officers who are directors; evaluating their performance in light of those goals and objectives; and, based on this evaluation, establishing their total compensation;

•	evaluating and approving the compensation of our CEO and Chairman;

•	evaluating and approving, in consultation with our CEO, the compensation of Executive Officers who are not directors; and

•	reviewing the compensation of certain other senior officers of Wal-Mart.

The CNGC may delegate its functions to a subcommittee, to the extent such delegation is consistent with the requirements of the NYSE Listed Company Manual and applicable laws and regulations. However, the CNGC may not delegate its authority over the evaluation and approval of Executive Officer compensation. The CNGC met nine times in fiscal 2009. Agendas for the meetings of the CNGC are determined in consultation with the chair of the CNGC.

COMPENSATION COMMITTEE REPORT

The CNGC has reviewed and discussed with the Company’s management the CD&A included in this proxy statement and, based on such review and discussion, the CNGC recommended to the Board that the CD&A be included in this proxy statement.

The CNGC submits this report:

Douglas N. Daft

Allen I. Questrom

Linda S. Wolf, Chair

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members who served on the CNGC at any time during fiscal 2009 were officers or Associates of Wal-Mart or were former officers or Associates of Wal-Mart. None of the members who served on the CNGC at any time during fiscal 2009 had any relationship with the Company requiring disclosure under the section of this proxy statement entitled “Related-Party Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the CNGC.

TRANSACTION REVIEW POLICY

The Board has adopted a written policy (the “Transaction Review Policy”) applicable to all Wal-Mart officers who are Executive Vice Presidents or above; to all directors and director nominees; to all shareholders beneficially owning more than five percent of Wal-Mart’s Shares; and to the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or of which a Covered Person is an officer or holds a significant management position (each a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest in which the Company is a participant (each a “Covered Transaction”).

Under the Transaction Review Policy, each Covered Person is responsible for reporting to Wal-Mart’s Chief Audit Executive any Covered Transactions of which he or she has knowledge. Wal-Mart’s Chief Audit Executive, with the assistance of other appropriate Company personnel, reviews each Covered Transaction and submits the results of such review to the Audit Committee. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

•

the substantive terms and negotiation of the transaction are fair to Wal-Mart and its shareholders and the substantive terms are no less favorable to Wal-Mart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and

•	if the Covered Person is a director or officer of Wal-Mart, he or she has otherwise complied with the terms of Wal-Mart’s Statement of Ethics as it applies to the transaction.

The Audit Committee may also ratify a Covered Transaction if prior approval and review is not sought if the Audit Committee determines that the transaction meets the criteria above and the failure to obtain pre-approval was unintentional, inadvertent, or due to a lack of knowledge.

The following categories of transactions are exempt from review and approval under the Transaction Review Policy:

•	transactions that involve a monetary value of less than $120,000;

•	transactions that result from a competitive bid process;

•	ordinary banking transactions; and

•	any series of substantially similar transactions after the Audit Committee has reviewed and approved a single transaction of that type as meeting the requirements of the policy.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

You may review Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers supplements Wal-Mart’s Statement of Ethics, which is applicable to all directors, Executive Officers, and Associates and is also available in the “Corporate Governance” section of the “Investors” page of our corporate website. A description of any substantive amendment or waiver of Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers or Wal-Mart’s Statement of Ethics will be disclosed in the “Corporate Governance” section of the “Investors” page of our corporate website for a period of 12 months after the date of the amendment or waiver. Copies of Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers and of Wal-Mart’s Statement of Ethics are also available in print at no charge to any shareholder who requests a copy from our Investor Relations department by submitting a request through the “Investors” page of our corporate website or by writing to the Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS’ MEETINGS

The Board has adopted a policy stating that all directors are expected to attend annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board strongly encourages all directors to make attendance at all annual shareholders’ meetings a priority. Each person nominated by the Board for election to the Board at the 2008 Annual Shareholders’ Meeting attended the 2008 Annual Shareholders’ Meeting. Mr. Hernandez and Mr. Shewmaker, former directors who did not stand for reelection at the 2008 Annual Shareholders’ Meeting, also attended that meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If you wish to present a proposal for possible inclusion in our 2010 proxy statement pursuant to the SEC’s rules, send the proposal to Gordon Y. Allison, Vice President and General Counsel, Corporate Division, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, by registered, certified, or express mail. Shareholder proposals for inclusion in our proxy statement for the 2010 Annual Shareholders’ Meeting must be received by the Company on or before December 21, 2009.

Shareholders who wish to bring business before the 2010 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with shareholder proposals. The notice must be delivered to or mailed and received at Wal-Mart’s principal executive offices not less than 75 nor more than 100 days prior to the date of the 2010 Annual Shareholders’ Meeting, unless less than 85 days’ notice or public disclosure of that date is given or made, in which case the shareholder’s notice must be received by the close of business on the tenth day after the notice or public disclosure of the date of the 2010 Annual Shareholders’ Meeting is made or given. The requirements for such notice are set forth in the Bylaws, a copy of which can be found in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. In addition, the Bylaws were filed as an exhibit to the Company’s Current Report on Form 8-K dated September 25, 2006.

OTHER MATTERS

The Company is not aware of any matters that will be considered at the 2009 Annual Shareholders’ Meeting other than the matters described herein. If any other matters are properly brought before the 2009 Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies in their discretion.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

In the following pages, we discuss how our CEO, CFO, and certain other current Executive Officers (our “Named Executive Officers” or “NEOs”) were compensated in fiscal 2009, and describe how this compensation fits within our executive compensation philosophy.

During fiscal 2009, under the leadership of our senior executive team, our company performed well, especially relative to our competitors. We reported strong financial results for the fiscal year, despite some very challenging economic conditions worldwide. While many retailers experienced disappointing sales and earnings and other financial challenges, our earnings for fiscal 2009 were within the range of guidance we provided at the beginning of the fiscal year, we recorded increased comparable store sales growth over fiscal 2008, our free cash flow was more than double what it was in fiscal 2008, and we finished the fiscal year with a strong balance sheet. Walmart US differentiated itself from its competitors with its price leadership and improved store operations and inventory management. Walmart US continues to be well positioned in the current economic environment. International continues to be our fastest-growing division, with sales growing by more than 9 percent in fiscal 2009. Factoring out the lower value of international currencies against the U.S. dollar, that growth would have been 11.6 percent. Sam’s Club also experienced continued growth, with comparable club sales, excluding fuel, increasing by 3.6 percent. Our stock price decreased slightly during fiscal 2009, but outperformed the broader stock market and the retail sector in particular. These accomplishments resulted in the compensation described below for fiscal 2009 and were considered by the CNGC when establishing the compensation of our NEOs for fiscal 2010.

Our Compensation Program Emphasizes Performance

We design our NEO compensation with an emphasis on performance. Base salary typically comprises less than 15 percent of each NEO’s total annual compensation opportunity, and a substantial majority of each NEO’s annual compensation is contingent on meeting performance goals that we believe have a meaningful impact on shareholder value. For fiscal 2009, the performance-based portion of NEO compensation consisted of performance shares and a cash incentive opportunity, and was contingent on meeting certain goals for pre-tax profit growth, operating income (for divisions), return on investment, comparative store sales growth and international revenue growth.

Because it is our goal to provide our executives with performance-based compensation on criteria they can actually control, we consider underlying operational performance, adjusted to ensure that operating results for the fiscal year are comparable to the prior year. During fiscal 2009, these adjustments include, among other items, adjustments to remove the impact of currency fluctuations and settlement charges relating to litigation arising in prior years. The adjustments made for purposes of determining fiscal 2009 performance under our compensation programs are described in more detail below.

Between September 2007 and March 2008, the CNGC undertook a full review of our compensation programs for NEOs and other members of management. As a result of this review, the CNGC concluded that changes could be made to our executive compensation program for fiscal 2009 to more closely tie executive compensation to measures of our performance that can be influenced by our executives and that we believe are likely to impact shareholder value. For fiscal 2009, 75 percent of the target value of our NEOs’ annual equity awards was subject to performance goals, up from two-thirds in fiscal 2008. The CNGC also reviewed the performance metrics used in our executive compensation program to ensure that the metrics used are metrics that the CNGC believes are important to our overall financial performance and likely to drive shareholder value. As a result of this review, beginning in fiscal 2009, in addition to the return on investment and pre-tax profit metrics that were already part of our program, a portion of each NEO’s compensation was tied to our U.S. comparable store sales and/or international revenue growth, depending on each NEO’s role with our company.

Consistent with our philosophy of tying executive compensation to performance that is within our executives’ control, our NEOs that are responsible for an operating division have a portion of their compensation directly tied to the performance of that division. Our Walmart US and International divisions performed well this year. As a result, our executives responsible for the Walmart US division received a maximum cash incentive payout for fiscal 2009, while executives responsible for the International division received a payout equal to approximately 97 percent of the maximum possible cash incentive payout. Because the performance of Sam’s Club was not as strong, executives responsible for that division received a payout equal to approximately 76 percent of the maximum cash incentive payout for fiscal 2009.

Compensation Established by a Committee of Independent Directors

The CNGC, whose members are all independent directors, oversees the programs used to determine our executives’ compensation. These compensation programs are designed to provide our NEOs with compensation that is fair and competitive in light of individual job responsibilities, individual performance, and contributions to our overall performance.

Since early 2007, Watson Wyatt & Company (“Watson Wyatt”) has served as the CNGC’s independent consultant to advise the CNGC on executive compensation matters. Watson Wyatt reports directly and exclusively to the CNGC, and the CNGC has sole authority to retain, terminate, and approve the fees of Watson Wyatt. Under the terms of this engagement, Watson Wyatt may not be engaged to provide any additional consulting services to our company without the approval of the CNGC. Watson Wyatt advised the CNGC regarding the compensation of our NEOs and the design of our executive compensation programs for fiscal 2009.

In view of the size and complexity of our company, the CNGC reviews data from three different peer groups to determine how our NEOs’ compensation compares to the compensation paid to executives at other companies. Because our company is significantly larger than most companies in our peer groups, the CNGC generally sets compensation so that our NEOs have the opportunity to earn total compensation in the top quartile of the total compensation earned by executive officers who hold comparable positions in each of our peer groups. This benchmarking process and the peer groups used in this process are described in more detail below. In addition, when establishing NEO compensation, the CNGC considered the nature of each NEO’s responsibilities and experience; the need to retain and motivate our executives; long-term succession planning; each NEO’s contributions to our overall performance; and, where applicable, the performance of each NEO’s operating division.

Executive Compensation Overview

Who are our NEOs?

For fiscal 2009, our NEOs were:

•	H. Lee Scott, Jr., our President and CEO until his retirement from that position on January 31, 2009. Mr. Scott joined our company in 1979.

•

Michael T. Duke, who became our President and CEO effective February 1, 2009. Prior to his promotion, Mr. Duke served as our Vice Chairman with responsibility for our International division. Mr. Duke joined our company in 1995.

•	Thomas M. Schoewe, our Executive Vice President and CFO. Mr. Schoewe joined our company in 2000.

•

Eduardo Castro-Wright, who was promoted to Vice Chairman of our company on November 20, 2008 and who oversees our Walmart US division. Prior to his promotion, Mr. Castro-Wright served as Executive Vice President and President and CEO, Walmart US. Mr. Castro-Wright joined our company in 2001.

•

C. Douglas McMillon, who became Executive Vice President, President and CEO of our International division on February 1, 2009. Prior to that time, Mr. McMillon served as our Executive Vice President and President and CEO of Sam’s Club. Mr. McMillon joined our company in 1990.

What are the primary components of our executive compensation program?

The annual compensation of our NEOs consists of three main components:

•	base salary;

•	a performance-based annual cash incentive payment; and

•	annual equity-based compensation, comprised of a long-term performance-based award and a long-term service-based award.

For purposes of setting NEO compensation, the CNGC considers the amount that each NEO could earn from these three components, assuming performance goals are achieved and all service-based equity awards vest, as that NEO’s “total direct compensation,” or “TDC.” We discuss each of these components of TDC in greater detail below.

Our NEOs also receive other benefits generally available to our Associates, such as participation in our Profit Sharing/401(k) Plan, our Stock Purchase Plan, and other plans available to our officers, such as our Deferred Compensation Plan. Our NEOs also receive certain perquisites and supplemental benefits. Our company does not maintain a defined benefit pension plan for our NEOs. With the exception of Mr. Scott, who continues to serve as Chairman of the Executive Committee pursuant to the terms of an agreement relating to his retirement as our President and CEO, all of our NEOs are employed on an “at will” basis.

Fiscal 2009 Compensation

What were the significant changes to our executive compensation program for fiscal 2009?

Prior to setting compensation for fiscal 2009, the CNGC undertook a comprehensive review and analysis of our executive compensation program to determine if any improvements could be made to more closely tie executive compensation with performance metrics that are important to our overall results and that can be affected by our executives, and to otherwise more closely align our executive compensation program with shareholder interests. This process began with a review of our existing compensation programs by the consulting firm of Mercer LLC (“Mercer”) and included a review and recommendations from our People division and advice to the CNGC regarding these recommendations from Watson Wyatt. As a result of this review, the CNGC approved changes to our executive compensation program for fiscal 2009, including:

•	setting a “target” performance goal, in addition to the threshold and maximum goals used in prior years, under our cash incentive plan, and adding a discretionary component to this plan;

•	the addition of U.S. comparable store sales and international revenue growth as performance metrics on which a portion of our NEOs’ performance-based compensation is contingent;

•	reviewing and establishing, as needed, performance share goals on an annual basis, rather than setting a single set of goals for the full three-year term of the performance shares;

•	increasing the portion of annual equity awards that are conditioned on performance goals; and

•	for the time-vested portion of annual equity awards, granting restricted stock in lieu of stock options.

These changes are discussed in more detail below.

What was the TDC for each of our NEOs during fiscal 2008 and fiscal 2009?

When setting NEO compensation, the CNGC establishes a TDC amount for each NEO and then allocates that TDC among the various components of compensation. TDC represents the compensation opportunity available to an NEO for a given fiscal year if performance goals are achieved. As shown in the table below, “Target TDC” represents the amounts our NEOs would receive if target performance goals are achieved. “Maximum TDC” represents the amounts that our NEOs would receive if maximum performance goals are achieved, and is therefore intended to reflect the amounts our NEOs would receive only in the event of exceptional performance.

The Summary Compensation table that appears on page 36 provides specific compensation information for the three most recent fiscal years for our NEOs in the manner required by SEC rules. The amounts in the Summary Compensation table do not reflect the compensation opportunities approved by the CNGC, nor do they necessarily provide insight into the compensation actually earned by each NEO upon satisfaction of applicable performance conditions. For example, the SEC rules require us to report an NEO’s stock-based compensation for each year in the Summary Compensation table based on the amounts expensed for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R, so that the expense relating to portions of an equity award granted to one of our NEOs generally will appear in the Summary Compensation table over a period of years.

The following table shows the TDC established for each NEO for fiscal 2008 and fiscal 2009. Inclusion of this information is not designed to replace the Summary Compensation table, but rather to provide insight into the CNGC’s decision-making process when establishing NEO compensation.

TDC, for purposes of the table below, is defined as the sum of:

•	base salary;

•	potential annual performance-based cash incentive payout; and

•	estimated grant date value of annual equity awards, assuming performance goals are satisfied.

Because TDC is established through a benchmarking process, as described below, TDC does not include any one-time or special awards, as these types of awards are generally not reflected in the benchmarking data that is available for our peer group companies.

	Fiscal 2008 TDC ($)		Fiscal 2009 TDC ($)
Name	Target	Maximum	Target	Maximum
H. Lee Scott, Jr.	26,000,000	32,365,000	25,115,201	34,405,000
Thomas M. Schoewe	5,820,000	7,020,000	5,628,000	7,290,000
Michael T. Duke	9,900,000	11,900,000	10,570,000	13,825,000
Eduardo Castro-Wright	7,212,500	8,712,500	8,560,000	11,162,500
C. Douglas McMillon	5,700,000	6,900,000	6,580,000	8,587,500

A significant percentage of the TDC amounts shown above consisted of performance-based equity. For fiscal 2009, approximately 57 percent of our CEO’s target TDC consisted of performance shares, and at least 48 percent of each of the other NEO’s TDC consisted of performance shares. During fiscal 2008, our NEOs did not receive any payout for performance shares.

The differences in TDC among our NEOs are due to many factors that the CNGC considers in evaluating and establishing the compensation of our NEOs. These factors include the CNGC’s review of peer group compensation information through benchmarking, which is described in more detail below; differences in job scope and responsibilities among our NEOs; expertise and years of experience; historical compensation levels; retention and succession considerations; and individual and, where relevant, divisional performance. The TDC levels set forth in the table above represent the CNGC’s judgment as to the appropriate compensation opportunities in light of these factors, and are not the result of any specific policy or formula.

How is the TDC of our NEOs allocated among the various elements of compensation?

Each NEO’s TDC is comprised of the following elements: base salary, annual cash incentive opportunity, and equity. Each NEO’s equity award is comprised of performance shares and restricted stock. For fiscal 2009, the CNGC allocated a majority of each NEO’s target TDC to performance-based elements of compensation, as follows:

Breakdown of Fiscal 2009 Target TDC*
			Performance-Based Compensation		All Performance-Based

Name	Base Salary	Restricted Stock (grant date value)	Performance Shares (grant date value at target)	Cash Incentive (at target)	(Performance Shares plus Cash Incentive at target)
H. Lee Scott, Jr.	$1,456,000	$4,750,000	$14,250,000	$4,659,200	75.3%
	5.8%	18.9%	56.7%	18.6%
Thomas M. Schoewe	$780,000	$900,000	$2,700,000	$1,248,000	70.2%
	13.9%	16.0%	48.0%	22.2%
Michael T. Duke	$1,050,000	$1,750,000	$5,250,000	$2,520,000	73.5%
	9.9%	16.6%	49.7%	23.8%
Eduardo Castro-Wright	$900,000	$1,375,000	$4,125,000	$2,160,000	73.4%
	10.5%	16.1%	48.2%	25.2%
C. Douglas McMillon	$800,000	$1,125,000	$3,375,000	$1,280,000	70.8%
	12.2%	17.1%	51.3%	19.5%

*	Percentages in this table reflect the percentage of Target TDC represented by the particular element of compensation. These percentages have been rounded to the nearest tenth of a percent, and may not total 100 percent due to rounding.

Base Salary.    In keeping with our philosophy that a substantial majority of NEO compensation should be performance-based, the CNGC typically allocates less than 15 percent of TDC to base salary. Because our more senior executives typically have a large portion of their annual compensation at risk, the percentage of TDC attributable to base salary generally becomes smaller as our executives advance in our company and assume jobs with greater responsibilities. For fiscal 2009, our NEOs’ base salaries were as follows:

Name	Base Salary ($)		Increase over Fiscal 2008
H. Lee Scott, Jr.	1,456,000		4.0%

Thomas M. Schoewe	780,000		5.4%

Michael T. Duke	1,050,000		7.7%

Eduardo Castro-Wright	900,000	*	13.9%

C. Douglas McMillon	800,000		14.3%

*	Reflects Mr. Castro-Wright’s base salary prior to his promotion to Vice Chairman in November 2008. Upon his promotion, his base salary increased to $1,000,000.

In establishing the base salaries of our NEOs, the CNGC also benchmarks the proposed base salaries for our NEOs against base salaries within our peer groups to ensure that our NEOs’ base salaries are appropriately competitive. The CNGC typically seeks to set base salaries near the median of our peer groups. The CNGC will set base salaries higher or lower if necessary to result in TDCs in the top quartile of our peer groups or if necessary to result in an appropriate mix of performance-based versus fixed compensation. The benchmarking process for fiscal 2009 is described in more detail below.

Cash Incentive.    Under our Management Incentive Plan, most salaried management Associates, including our NEOs, are eligible to earn an annual cash incentive payment, calculated as a percentage of base salary. Whether an incentive payment is earned and the amount of any payment depends on whether we achieve pre-established performance goals. For fiscal 2009, these goals were based on growth in pre-tax profit for the total company, and on growth in operating income for each of the company’s divisions. Incentive payments are also based on achieving diversity goals.

The actual cash incentive payout earned by each of our NEOs for fiscal 2009, as well as the performance metrics and performance goals on which these payouts were contingent, are described below.

In addition, beginning in fiscal 2009, we added an individual performance component to the Management Incentive Plan. Under the plan as revised, the CNGC may, in its discretion, increase or decrease the amount of any individual NEO’s cash incentive payment by up to 20 percent of the target payout for that NEO, based upon the CNGC’s subjective evaluation of that NEO’s individual performance. As described in more detail below, the CNGC approved an increase in the cash incentive payments received by Messrs. Castro-Wright and Schoewe based on exceptional individual performance during fiscal 2009.

Equity Awards.    The balance of TDC is then allocated between various forms of equity compensation. We believe that equity awards that vest over a period of time help to align the interests of our NEOs with the interests of our shareholders. Consistent with our philosophy of tying compensation to performance, for fiscal 2009, approximately three-quarters of the equity value granted to our NEOs was granted in the form of performance shares, with the remainder granted in the form of restricted stock.

Performance Shares.    We first granted performance shares to our NEOs in fiscal 2006. A performance share award gives the officer receiving it the right to receive a number of Shares if we meet certain performance goals during a specified performance period. If an Associate who holds performance shares ceases to be employed by us before the end of the applicable performance period, the performance shares do not vest and the recipient receives no payout.

Generally, performance shares granted to our executives have a three-year performance period. For performance share awards granted prior to January 2008, the applicable performance metrics were: (1) return on investment; and (2) revenue growth. As a result of the CNGC’s comprehensive review of our executive compensation program, beginning in fiscal 2009, we replaced the revenue growth metric used in prior performance share grants with a comparable store sales improvement metric and/or a growth in International revenue metric, depending on the NEO’s area of responsibility. These metrics are discussed in more detail below.

Restricted Stock.    For fiscal 2009 compensation, the remaining 25 percent of the equity value granted to each NEO was in the form of restricted stock, which is scheduled to vest in three equal installments on the second, fourth and fifth anniversaries of the grant date, so long as the NEO remains employed by our company on the vesting dates.

What financial performance metrics applied to our NEOs’ compensation awarded for fiscal 2009?

After its comprehensive review of our executive compensation program, the CNGC selected the following performance metrics to apply to our NEOs’ compensation during fiscal 2009:

Element of Compensation	Performance Metrics	Performance Period
Cash Incentive	Pre-Tax Profit (for total company)[1] Operating Income (for divisions)	2/1/2008 – 1/31/2009

Performance Shares	Return on Investment[2] Comparable Store Sales[3] International Revenue	2/1/2008 – 1/31/2011

The CNGC chose these performance metrics because it believed that good performance relative to these metrics is important for our overall financial performance and, therefore, was likely to have a positive effect on shareholder returns. The CNGC concluded that the combination of these performance metrics was likely to incentivize our executives to achieve performance that is in the best interests of our company and our shareholders. The CNGC believes that the combination of these performance metrics helps to mitigate the risk that our executives would be incentivized to pursue good results with respect to a single metric to the detriment of our company as a whole. For example, if our management were to seek to increase comparable store sales by pursuing strategies that would negatively impact our profitability, resulting increases in performance share payouts should be offset by decreases in cash incentive payouts.

What were the specific performance goals for fiscal 2009, and how did our company perform relative to those goals?

Cash Incentive Payment Goals.    The CNGC generally attempts to set performance goals applicable to our cash incentive plan so that a consistent level of expected difficulty in achieving these goals is maintained from year to year. The goals applicable to the cash incentive payments are expressed in terms of a percentage increase over our prior year performance. As described below, the cash incentive payments of our NEOs that are responsible for one of our operating divisions are based in part on the performance of those operating divisions. For fiscal 2009, the threshold, target and maximum performance goals under our cash incentive plan, and our actual performance, are shown in the following table. Since operating performance, for purposes of the cash incentive plan, is calculated on an as adjusted basis, the “Actual” results shown below differ from our reported operating results. Adjustments impacting cash incentive payments for fiscal 2009 are described below.

	Fiscal 2009 Pre-Tax Profit and Operating Income Goals under Cash Incentive Plan (increase over fiscal 2008)
Goal Applicable To	Threshold	Target	Maximum	Actual (as adjusted)
Total Company (Pre-Tax Profit)	1.1%	4.5%	5.8%	8.91%

Walmart US (Operating Income)	3.6%	6.3%	7.4%	8.14%

International (Operating Income)	6.0%	10.3%	12.0%	11.49%

Sam’s Club (Operating Income)	2.4%	5.6%	6.8%	3.77%

[1]	For the purpose of our cash incentive plan, we define “pre-tax profit” as income from continuing operations before income taxes and minority interest, subject to certain adjustments necessary to compare pre-tax profit results for a particular fiscal year to the prior year’s results on a comparable basis. We have described the adjustments for fiscal 2009 below. Such pre-tax profit, as adjusted, may be considered a non-GAAP financial measure under the SEC’s rules.

[2]	For purposes of the performance shares, we define “return on investment” (which is a non-GAAP measure as defined in the SEC’s rules) as adjusted operating income (operating income plus interest income and depreciation and amortization and rent from continuing operations) for the fiscal year or trailing twelve months divided by average investment during that period. We consider average investment to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

[3]	The definition of “comparable store sales” for this purpose is the same as the definition used for financial reporting purposes, and includes sales from stores and clubs in the United States open for the previous 12 months, including remodels, relocations and expansions. Changes in format are excluded from comparable store sales when the conversion is accompanied by a relocation or expansion that results in a change in square footage of more than five percent. Such comparable store sales as calculated for this purpose include the fuel sales of our Sam’s Club operations.

These goals were established in light of the operating plans for our company and each of its divisions, and in light of economic conditions in our industry and in the broader markets in which we operated at the time the goals were established in March 2008. The CNGC intended that the target performance goals described above would be achievable if we performed in line with our expectations, but that achieving the maximum goals would require us to exceed those expectations. Because various expenses related to company-wide support functions are allocated to the total company, the total company performance goals were lower than those of the operating divisions. The performance goals for our International division reflected our strategic growth plans for our international operations, including market conditions and the level of capital investment required for growth in the international markets in which we operate.

In determining actual performance for purposes of our cash incentive plan, the CNGC made certain positive and negative adjustments to the pre-tax profit results of our total company and operating income results for each of our operating divisions, as required by the terms of the plan. The purpose of these adjustments is to ensure that results for a particular fiscal year are computed on a comparable basis as the prior year, and to ensure that our cash incentive plan rewards underlying operational performance, disregarding factors that are beyond the control of our executives. For fiscal 2009, adjustments to pre-tax profit and operating income included adjustments for litigation settlement accruals, currency exchange rate fluctuations, interest expense related to share repurchases, and costs related to hurricane damage. In addition, since performance under the cash incentive plan is measured in terms of a percentage increase over prior fiscal year results, adjustments for the prior fiscal year also impact the cash incentive results for a given fiscal year. For example, our fiscal 2008 operating income under the cash incentive plan was adjusted to exclude Sam’s Club income from an excise tax refund on taxes previously paid on past prepaid phone card sales. As a result of this adjustment process, the fiscal 2009 increases in operating income shown in the table above differ from our publicly reported operating results for fiscal 2009 under GAAP.

After these adjustments, each of our NEOs received a cash incentive payment as follows:

	Weightings by Company and Division Performance				Actual Payout (% of Maximum)
Name	Total Company	Walmart US	International	Sam’s Club
H. Lee Scott, Jr.	100%				100%

Thomas M. Schoewe	100%				100%

Michael T. Duke	50%		50%		97.3%

Eduardo Castro-Wright	50%	50%			100%

C. Douglas McMillon	50%			50%	75.7%

As a result of this performance, at the end of fiscal 2009, the CNGC approved actual incentive payouts as shown on the table below. As described below, the CNGC approved an additional discretionary cash incentive payment to Mr. Castro-Wright and to Mr. Schoewe, each equal to 20 percent of his target cash incentive payment:

Name	Fiscal 2009 Incentive Payment as % of Base Salary
	Threshold	Target	Maximum	Performance Goal Results	Discretionary Award (20% of Target)	Total Payout Approved
H. Lee Scott, Jr.	120%	320%	400%	400%		400%

Thomas M. Schoewe	60%	160%	200%	200%	32%	232%

Michael T. Duke	90%	240%	300%	292%		292%

Eduardo Castro-Wright	90%	240%	300%	300%	48%	348%

C. Douglas McMillon	60%	160%	200%	151%		151%

In exercising its discretion to approve the additional cash incentive payment shown above to Mr. Castro-Wright, the CNGC considered the outstanding performance of the Walmart US division in a challenging environment, as described above, and Mr. Castro-Wright’s contributions to that performance. In approving the additional cash incentive payment shown above to Mr. Schoewe, the CNGC considered our company’s outstanding financial management during challenging economic circumstances under Mr. Schoewe’s leadership.

A portion of each NEO’s cash incentive payment is also subject to meeting diversity goals. For fiscal 2009, these goals consist of two components: placement goals and good faith efforts goals. For fiscal 2009, each NEO’s cash incentive payment could have been reduced by up to 15 percent if such NEO did not achieve applicable diversity goals for the year. No NEO’s incentive payment was reduced because of a failure to achieve diversity goals for fiscal 2009.

Performance Shares.    Goals for performance shares are expressed in terms of average performance over the performance period. All performance shares granted prior to January 2007 vested only if we achieved the threshold goals for all applicable performance measures. For example, the performance shares with a performance period ending January 31, 2009 would vest only if both our average revenue growth and our average return on investment met or exceeded the threshold goals for those metrics. The following table shows the performance goals applicable to the performance shares with a three-year performance period ending January 31, 2009 held by our NEOs and the resulting performance (after adjustments to ensure that operating results for fiscal 2009 are computed on a comparable basis as the prior year) against those goals:

Performance Period	Performance Measure (Weighting)	Performance Goals (% of Performance Shares Vesting on Achievement of Goal)						Actual
		Threshold (50%)		Target (100%)		Maximum (150%)		Performance (as adjusted)		Payout
2/1/2006 – 1/31/2009	Average Revenue Growth (50%) Average Return on Investment (50%)	7.0 18.0	% %	10.0 20.8	% %	12.0 22.3	% %	8.56 20.74	% %	87.47%

Beginning with the performance shares granted in January 2007 as part of fiscal 2008 compensation, we linked the vesting of a portion of the performance shares to the achievement of our goals under one performance measure and the vesting of the balance of the performance shares to the achievement of our goals under the other performance measure. We made this change to link more directly the achievement of a particular performance measure with compensation.

As noted above, beginning in fiscal 2009, the CNGC revised the metrics applicable to the performance shares granted to our NEOs in an effort to more closely align the performance share program with financial metrics that have the greatest impact on our overall financial results. For performance shares granted in January 2008 with a performance period ending January 31, 2011, the weighting of these metrics for our continuing NEOs was as follows:

Name	Return on Investment	Comparable Store Sales	International Revenue
H. Lee Scott, Jr.	60%	30%	10%

Thomas M. Schoewe	60%	30%	10%

Michael T. Duke	60%	0%	40%

Eduardo Castro-Wright	60%	40%	0%

C. Douglas McMillon	60%	40%	0%

The CNGC added U.S. comparable store sales as a performance metric because it believes it is a key driver of shareholder returns, and because investors look to comparable store sales as an important measure of performance in the retail industry. Since officers with primary responsibility for our international operations have little control over our U.S. comparable store sales, the CNGC instead established total revenue growth in our International operations as a performance share metric for these officers.

As a result of its review of the performance share awards and how well they served their intended purpose, for the fiscal 2009 awards, the CNGC also changed the manner in which performance goals are set and measured. For awards granted prior to January 2008, performance goals were set at the beginning of the three-year vesting period for the entire three-year period. After several years of experience with performance shares, we determined that, as a practical matter, setting goals at the beginning of a three-year period for the entire period could result in performance goals that were either not realistically achievable or could prove to be too easy to achieve. In either instance, performance shares would cease to be an effective tool in motivating performance.

The performance shares granted in January 2008 and January 2009 will continue to have a three-year vesting period and will continue to be based on performance over that three-year period. However, the CNGC will set the goals for each fiscal year within the three-year performance cycle early in that fiscal year. After the end of each year, the CNGC will determine our performance as a percentage of our target performance goal for that year. At the end of the full three-year performance cycle, we will calculate the average of these performance percentages for the three years to determine whether any performance shares will vest and, if so, how many. This change should give the CNGC the ability to set more effective performance goals based on more current information and over a more realistic time frame.

The following table shows the performance goals set by the CNGC for fiscal 2009 applicable to the performance shares granted in January 2008, and our performance against those goals:

Performance Period	Performance Measure	Performance Goals (% of Performance Shares Vesting on Achievement of Goal)			Actual Performance (as adjusted)
		Threshold (50%)	Target (100%)	Maximum (150%)
2/1/2008 – 1/31/2009	Return on Investment	18.60%	19.15%	19.50%	19.46%
	Comparative Store Sales	0.00%	1.50%	4.00%	3.27%
	International Revenue Growth	5.00%	10.00%	13.00%	11.05%

As noted above, the performance considered for purposes of our performance under our executive compensation program is adjusted to ensure that operating results for a particular fiscal year are computed on a comparable basis as the prior year, and are intended to measure underlying operating performance. Therefore, the results shown above differ from our reported operating results for fiscal 2009. For example, the International revenue growth shown above is on a constant dollar basis excluding the impact of currency fluctuations.

These results will be averaged with the results against performance goals established by the CNGC for the second and third years within the three year performance period (i.e., our company’s 2010 and 2011 fiscal years) to determine the ultimate payout for these performance shares.

What perquisites and other benefits do our NEOs receive?

Our NEOs receive a limited number of perquisites and supplemental benefits. We cover the cost of annual physical examinations. We provide each NEO with personal use of our aircraft for a specified number of hours each year. Certain NEOs receive monitoring and maintenance of home security systems. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Our NEOs also are entitled to benefits available to Associates generally, including a Wal-Mart discount card, a limited 15 percent match of purchases of our common stock through our Stock Purchase Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract and retain talented executives to our company and to retain our current executives.

What types of retirement benefits are our NEOs eligible for?

Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Plan. They may also take advantage of other benefits available more broadly to our Associates, such as our Profit Sharing/401(k) Plan, and our SERP, which is a non-qualified, non-defined benefit plan in which all of our Associates participate to the extent the Internal Revenue Code limits the amounts we would ordinarily contribute for their benefit under our Profit Sharing/401(k) Plan.

Process for Establishing NEO Compensation

What is the CNGC’s role in determining NEO compensation?

Under its charter, the CNGC is responsible for establishing and approving annually the compensation of our CEO and, in consultation with the CEO, our other Executive Officers, including our other NEOs. More information regarding the members of the CNGC and their responsibilities is set forth under “Board Committees” on page 13.

The CNGC meets numerous times each year as part of the process of establishing NEO compensation. The CNGC met a total of eight times in late fiscal 2008 and early fiscal 2009 to approve changes to the design of our executive compensation program, to approve total compensation for our NEOs for fiscal 2009, and to select performance metrics and performance goals applicable to that compensation. The CNGC also reviewed and certified our fiscal 2009 results against the performance-based elements of fiscal 2009 NEO compensation in March 2009.

Given the importance of executive compensation decisions, we engage in an extensive agenda planning and review process. Each regularly scheduled CNGC meeting agenda is reviewed in advance by our Corporate Secretary, the Executive Vice President of our People division, our CEO, our Chairman, and the chair of the CNGC to ensure that the appropriate matters are considered at each meeting, that appropriate time is allocated to each agenda item, and that CNGC members have appropriate input into, and information regarding, each agenda item.

What is the role of management and compensation consultants with respect to NEO compensation?

When evaluating, establishing and approving the compensation of our NEOs other than the CEO, the CNGC considers the performance evaluations provided by our CEO and the recommendations provided by our Chairman, our People division, and our CEO. With respect to the compensation of our CEO, our Chairman, with support from our People division, makes recommendations to the CNGC. As part of this process, our CEO reviews his annual performance evaluations of the other NEOs with the CNGC.

Our People division engages compensation consultants to assist it in formulating its recommendations to the CNGC regarding NEO compensation. In analyzing the appropriate level of compensation for our NEOs for fiscal 2009, our People division relied on benchmarking data and a benchmarking system developed by Hay Group, Inc. regarding executive pay at peer companies, as described below. Hay Group generally only advises management on compensation matters but in the past has been and, in the future, may be engaged to assist our company with non-compensation-related services. Representatives of Hay Group are available to meet with the CNGC independently at the CNGC’s request.

In early 2007, following an extensive selection and interview process conducted by members of the CNGC, the CNGC engaged Watson Wyatt as its independent consultant to advise the CNGC on executive compensation matters and assist in assessing and establishing the compensation of Executive Officers, including our NEOs. Watson Wyatt reports directly and exclusively to the CNGC, and Watson Wyatt’s role in establishing NEO compensation is determined solely by the CNGC. The CNGC calls on Watson Wyatt when it deems necessary or advisable to obtain Watson Wyatt’s advice or recommendations. During fiscal 2009, representatives of Watson Wyatt attended all CNGC meetings at which NEO compensation was an agenda item and consulted frequently with members of the CNGC independently of management. Watson Wyatt also made recommendations to the CNGC regarding the compensation of our CEO. Watson Wyatt assisted the CNGC in evaluating the appropriateness of the compensation to be provided to our NEOs for fiscal 2009 and fiscal 2010 and the changes to our executive compensation program for fiscal 2009. In this role, representatives of Watson Wyatt attended portions of CNGC meetings during which executive compensation matters were considered, and met with and advised members of the CNGC on executive compensation matters, including the proposed compensation of our NEOs, outside of CNGC meetings.

The CNGC has sole authority to retain, terminate, and approve the fees of Watson Wyatt. Prior to its engagement as an independent consultant to the CNGC, Watson Wyatt has, from time to time, been engaged by our company on various matters. As a result, Watson Wyatt has provided immaterial amounts of services to our company unrelated to the executive compensation consulting services provided to the CNGC. Under the terms of its engagement by the CNGC, Watson Wyatt may not be engaged by Wal-Mart for additional consulting services unless such services are approved by the CNGC. The CNGC has not approved any such additional services since its engagement of Watson Wyatt. The CNGC is confident that Watson Wyatt provides it with independent and objective advice on executive compensation matters.

Prior to beginning the process of establishing NEO compensation for fiscal 2009, our People division hired Mercer to assist it in conducting a review of our executive compensation programs. Our People division and Mercer evaluated our existing executive compensation programs and interviewed our Chairman, our CEO, our other NEOs, other members of our senior management, and members of the CNGC regarding those programs. Based in part on Mercer’s review, our People division recommended changes to the design and composition of the compensation granted to our Executive Officers beginning in fiscal 2009, as described above. During this process, Watson Wyatt reviewed the reports that Mercer prepared in connection with this review and assisted the CNGC in evaluating the reports and recommendations of the People division. Representatives of Mercer attended one meeting of the CNGC during fiscal 2008 and were available to meet with the CNGC independently at the CNGC’s request. We have engaged Mercer or its affiliates to perform other services unrelated to executive compensation. These services include advice regarding non-executive compensation, healthcare, and insurance consulting services. M. Michele Burns, a member of our Board who does not serve on the CNGC, is Chairman and CEO of Mercer. Ms. Burns did not participate in the consulting services provided to us by Mercer. Additionally, the services provided by Mercer were reviewed by our Internal Audit department and approved by the Audit Committee under the terms of Wal-Mart’s Transaction Review Policy.

How does the CNGC set TDC?

The process of setting TDC is a dynamic one. In setting TDC for fiscal 2009, the CNGC considered, among other things:

•	the benchmarking data and analyses described below;

•

our overall performance in fiscal 2008 in the context of a challenging economic environment, including our financial and operating performance, and, for those NEOs having direct responsibility for the performance of one of our operating divisions, the performance of that operating division;

•	each NEO’s individual performance and contributions to our achievement of financial goals and operational milestones;

•	each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience; and

•	the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future.

We do not have any predetermined formula that determines which of these factors is more or less important in setting TDC, and the importance of specific factors may vary from NEO to NEO. The CNGC considers the individual circumstances of each NEO and the needs of our company when determining the importance of these factors in setting TDC for each NEO.

In evaluating individual performance, the CNGC relied on annual performance evaluations and, for each NEO other than the CEO, on discussions with our CEO regarding such NEO’s performance during the fiscal year. In assessing our CEO’s performance, the CNGC also relied on an evaluation of our CEO’s performance conducted by our Chairman and by the chair of the CNGC and on discussions with our Chairman regarding our CEO’s performance.

As a result of this process, the CNGC set TDCs for fiscal 2009 that provided our NEOs with the opportunity to earn total compensation in the top quartile of the total compensation earned by executive officers who hold comparable positions in each of our peer groups. Within this quartile, the CNGC did not attempt to establish TDCs at a specific percentile of any peer group. Rather, the CNGC viewed the benchmarking process as a general guide as to the reasonableness and competitiveness of compensation opportunities for our NEOs.

How is benchmarking data used by the CNGC?

During the compensation setting process, the CNGC considers benchmarking data in several ways. First, benchmarking data was used to help determine the fiscal 2009 TDC amounts for each NEO. In benchmarking our NEOs against executives at peer group companies, the CNGC relied on comparative data and analyses provided to our People division by Hay Group to determine which positions at peer companies are most comparable to our NEOs. Through this process, Hay Group analyzes positions at our company and at peer group companies and sizes each job using a consistent methodology to represent the relative scope and difficulty of these jobs. This results in a “point score” for each job that is intended to provide for more accurate comparisons by referencing jobs of similar size. Our People division and the CNGC relied on these comparisons to determine those positions at peer group companies that are most comparable, in terms of job scope and responsibilities, to the positions and job responsibilities of our NEOs. Using this data does not produce comparable positions at all of our peer group companies for all of our NEOs.

The CNGC also used benchmarking data when allocating each NEO’s TDC among the various elements of compensation as a general guide to ensure that the amount of TDC allocated to each element of compensation was set at an appropriately competitive level consistent with our emphasis on performance-based compensation.

What peer groups do we benchmark the compensation of our NEOs against?

Our company is the world’s largest retailer by a wide margin and has significantly more extensive international operations than most publicly traded U.S.-based retailers. As a result, the CNGC believes that simply benchmarking NEO compensation against a retail industry index would not provide the CNGC with sufficient information with which to determine the appropriate compensation of our NEOs. Therefore, when setting NEO compensation for fiscal 2009, we reviewed publicly available information for three peer groups to determine how our NEOs’ compensation compared to the compensation paid to executives in comparable positions at other companies. Since information regarding positions comparable to those of some of our NEOs is not available for many of the companies in our peer groups, using three peer groups also resulted in a larger number of positions to which our NEOs’ compensation could be benchmarked. Data regarding each of these peer groups was compiled by our People division with the assistance of Hay Group based on publicly available information.

Retail Industry Survey.    This survey allowed us to compare our NEO compensation to that of our primary competitors in the retail industry. For fiscal 2009, the Retail Industry Survey included all publicly traded retail companies with significant U.S. operations with annual revenues exceeding approximately $10 billion, which were:

Amazon.com, Inc. AutoNation, Inc. Best Buy Co., Inc. Circuit City Stores, Inc. Costco Wholesale Corporation CVS Caremark Corporation The Gap, Inc. The Home Depot, Inc. J.C. Penney Corporation, Inc.	Kohl’s Corporation The Kroger Co. Limited Brands, Inc. Lowe’s Companies, Inc. Macy’s Inc. Office Depot, Inc. Penske Automotive Group, Inc. Publix Super Markets, Inc. Rite Aid Corporation	Safeway Inc. Sears Holdings Corporation Staples, Inc. Supervalu Inc. Target Corporation TJX Companies, Inc. Toys “R” Us, Inc. Walgreen Co.

Select Fortune 100.    We also benchmarked our NEO compensation against a select group of companies within the Fortune 100. This group, which we refer to as the “Select Fortune 100,” was chosen from among the Fortune 100 by the People division with the assistance of Hay Group. The Select Fortune 100 includes companies whose primary business is not retailing, but that are similar to us in one or more ways, such as global operations, business model, and size. We excluded retailers from this group, since those companies were already represented in the Retail Industry Survey. We also excluded companies with business models that are broadly divergent from ours, such as financial institutions and energy companies. The 27 companies included in the Select Fortune 100 Survey used to determine fiscal 2009 compensation were:

3M Company Altria Group, Inc. AT&T Inc. Caterpillar Inc. The Coca-Cola Company Dell Inc. FedEx Corporation Ford Motor Company General Electric Company General Motors Corporation	Hewlett-Packard Company International Business Machines Corporation Johnson & Johnson Johnson Controls, Inc. McKesson Corporation Merck & Co. Inc. Microsoft Corporation Motorola, Inc.	News Corporation PepsiCo, Inc. Pfizer Inc. The Procter & Gamble Company Sprint Nextel Corporation Time Warner Inc. United Parcel Service, Inc. Verizon Communications Inc. The Walt Disney Company

Top 50.    At the time of our benchmarking for fiscal 2009, we were approximately 15 times larger in terms of annual revenue, and approximately ten times larger in terms of market capitalization, than the Retail Industry Survey at the median. To take into account this size discrepancy and the corresponding complexity of our NEOs’ job responsibilities, we also benchmarked our NEOs’ pay against the 50 largest public companies, excluding Wal-Mart Stores, Inc. (including selected non-U.S. based companies) in terms of market capitalization at the time of the review:

ABB Ltd

Abbott Laboratories

Adecco SA

Altria Group, Inc.

American Express Company

American International Group, Inc.

Apple Inc.

AstraZeneca PLC

AT&T Inc.

AXA

Bank of America Corporation

Berkshire Hathaway Inc.

The Boeing Company

Chevron Corporation

Cisco Systems, Inc.

Citigroup Inc.

The Coca-Cola Company

ConocoPhillips

Daimler AG

Deutsche Bank Aktiengesellschaft

Exxon Mobil Corporation

Genentech, Inc.

General Electric Company

GlaxoSmithKline plc

Goldman Sachs Group, Inc.

Google Inc.

Hewlett-Packard Company

HSBC Holdings plc

Ing Groep N.V.

Intel Corporation

International Business Machines Corporation

JP Morgan Chase & Co.

Johnson & Johnson

McDonald’s Corporation

Merck & Co., Inc.

Microsoft Corporation

Novartis AG

Oracle Corporation

PepsiCo, Inc.

Pfizer Inc.

Procter & Gamble Company

Qualcomm Incorporated

Royal Bank of Canada

Schlumberger N.V.

United Technologies Corporation

UnitedHealth Group Incorporated

Verizon Communications Inc.

Wachovia Corporation

Wells Fargo & Company

We did not attempt to quantify or otherwise assign any relative weightings to any of these peer groups or to any particular members of a peer group when benchmarking against them.

What other information does the CNGC consider when establishing TDC?

The CNGC also reviews other information in the process of setting TDC, although the CNGC generally considers these factors to be less significant than the factors described above.

Realized Compensation.    The CNGC also reviews an estimate of the realized compensation of each of our NEOs during prior fiscal years, as well as forecasts of the compensation that could be realized by our NEOs in future years. The CNGC reviews this information in order to understand the compensation actually earned by each NEO and to determine whether such realized compensation is consistent with its view of the performance of each NEO, as well as to provide insight into retention considerations. No specific quantitative criteria is used in performing this analysis; rather, the CNGC views this information as helpful in making a subjective determination as to the appropriateness and reasonableness of each NEO’s compensation and of the effectiveness of our compensation programs in achieving our objectives.

Tally Sheets.    Beginning with the fiscal 2009 NEO compensation process, the CNGC also reviewed “tally sheets” prepared by the Company’s People division. These tally sheets summarized the total value of the compensation received by each NEO during fiscal 2008 and quantified the value of each element of that compensation, including perquisites and other benefits. They also quantified the amounts that would be owed to each NEO upon retirement or separation from our company.

Fiscal 2010

Are there any significant changes to our executive compensation program for fiscal 2010?

Generally, no. The CNGC believes that the changes to our program implemented for fiscal 2009 have been effective in properly incentivizing our senior management. The compensation granted to our NEOs for fiscal 2010 will continue to consist of base salary, a cash incentive opportunity, and an equity award. The equity award granted to our NEOs as part of fiscal 2010 compensation is comprised of a performance share award (representing 75 percent of the total equity value granted to each NEO) and a restricted stock award (representing 25 percent of the total equity value granted to each NEO).

In February 2009, the CNGC established performance metrics and goals for fiscal 2010 applicable to the cash incentive payable under the Management Incentive Plan. For fiscal 2010, the cash incentive payable to our NEOs under this plan will continue to be based on performance in pre-tax profit (for our total company) and operating income (for each of our divisions), as well as diversity results as described below. As in fiscal 2009, the CNGC again established threshold, target, and maximum performance goals under this plan. The CNGC set the performance goals such that, if our performance is in line with our earnings expectations as of February 2009, target performance goals should be achievable. Our company must perform at a very high level and achieve results near the top of our earnings expectations in order to achieve maximum performance goals for fiscal 2010.

In March 2009, the CNGC established performance metrics and goals for fiscal 2010 for performance shares held by our NEOs. For fiscal 2010, these goals will continue to be based on return on investment, comparable store sales, and international revenue. These performance goals were set at levels which, if we perform in line with our expectations, target goals should be achievable. Our company must perform at a very high level in order to achieve maximum performance goals for fiscal 2010.

As a result of Mr. Duke’s promotion to President and CEO, during fiscal 2010 his cash incentive will be based on total company results, and his performance shares will be based on a combination of return on investment, comparable store sales, and international revenue. As a result of Mr. McMillon’s promotion to Executive Vice President, President and CEO of our International division, his fiscal 2010 cash incentive will be based on a combination of total company results and International division results, and his performance shares will be based on a combination of return on investment and International revenue.

Additionally, in light of the promotions of Messrs. Duke and McMillon to their present positions, effective February 1, 2009, and the promotion of Mr. Castro-Wright to his present position, effective November 20, 2008, in January 2009 the CNGC approved the issuance of additional performance shares to Messrs. Duke, McMillon and Castro-Wright for the performance cycles ending January 31, 2010 and January 31, 2011, respectively. The purpose of these additional performance shares was to provide these NEOs with a performance share payout opportunity for fiscal 2010 and 2011 that is commensurate with their present positions and responsibilities. These additional performance shares are subject to the same performance metrics and goals as the other performance shares held by these NEOs for those performance cycles.

General Executive Compensation Matters

What are our practices for granting stock options and other equity awards?

Option Exercise Prices.    We did not grant any stock options to our NEOs during fiscal 2009 and stock options are not currently a part of our executive compensation program. Our CNGC may grant stock options in the future in special circumstances. When we grant stock options, the exercise price is equal to the fair market value of our common stock on the date of grant.

Timing of Equity Awards.    The CNGC meets each January to approve and grant annual equity awards to our NEOs for the upcoming fiscal year. Because of the timing of these meetings, equity grants awarded for an upcoming fiscal year are reported in the executive compensation tables appearing in this proxy as granted during the prior fiscal year. The CNGC meets again in February and/or March to establish the performance goals applicable to the performance shares and any other performance-based equity granted at the January meeting. Any special equity grants to Executive Officers during the year are approved by the CNGC at a meeting or by unanimous written consent.

Does the CNGC take tax consequences into account when designing executive compensation?

Yes. Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to certain of our NEOs is generally not deductible unless it is performance-based. A significant portion of the compensation awarded to our NEOs satisfies the requirements for deductibility under Section 162(m). When designing NEO compensation, the CNGC considers whether particular elements of that compensation will be deductible for federal income tax purposes. The CNGC retains the ability to evaluate the performance of our NEOs and to pay appropriate compensation, even if our company may not be able to deduct all of that compensation under federal tax laws. With the exception of the portion of the cash incentive payment attributable to individual performance made to Mr. Castro-Wright, we believe that the cash incentive payments made to our NEOs for fiscal 2009 met these deductibility requirements. We also believe that the performance shares with a performance period ending January 31, 2009 held by our NEOs that vested met these deductibility requirements.

Do we have employment agreements with our NEOs?

Other than the agreement with Mr. Scott, described below, pursuant to which Mr. Scott will continue to serve as an Executive Officer of our company and as Chairman of the Executive Committee of our Board of Directors, we do not have employment agreements with any of our NEOs. All other NEOs are employed on an at-will basis.

Do we have severance agreements with our NEOs?

We have entered into a post-termination and non-competition agreement with each NEO. Each agreement provides that, if we terminate the NEO’s employment for any reason other than his violation of company policy, we will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in installments commencing six months after separation. The amount payable may be reduced by the amount of any earnings that the NEO receives from other employment during that period.

Under these agreements, each NEO has agreed that for a two-year period following his termination of employment, he will not participate in a business that competes with us and will not solicit our Associates for employment. In this context, “competing business” means any retail, wholesale, or merchandising business that sells products of the type sold by us, is located in a country in which we have a store or in which the executive knows we expect to have a store within the next two years, and has annual retail sales revenue of at least $2 billion. These agreements reduce the risk that any of our former NEOs would use the skills and knowledge they gained while with us for the benefit of one of our competitors during a reasonable period after leaving our company. For more information regarding payments that we may be required to make to our NEOs upon termination of employment, see the disclosure below entitled “Potential Payments Upon Termination or Change in Control.”

In November 2008, Mr. Scott announced that he would retire as our President and CEO, effective January 31, 2009. We entered into an agreement with Mr. Scott whereby he will continue to be employed by our company through January 31, 2011, and will continue to serve as Chairman of the Executive Committee of our Board of Directors. Pursuant to this agreement, Mr. Scott will receive an annual base salary of $1.1 million, but he will not be eligible to earn a cash incentive under our Management Incentive Plan. Mr. Scott’s unvested stock options, restricted stock and performance shares will continue to vest in the normal course through January 31, 2011, with the following exceptions. Mr. Scott forfeited 25 percent of the 208,508 target performance shares he received on January 22, 2007, 25 percent of the 55,608 target performance shares he received on March 26, 2007, and 50 percent of the 299,496 target performance shares he received on January 21, 2008. Under this agreement, the vesting of certain restricted stock grants held by Mr. Scott that were scheduled to vest at age 65 will be accelerated following his retirement after January 31, 2011. This agreement, which also amended Mr. Scott’s preexisting non-compete agreement, extended Mr. Scott’s non-competition and non-solicitation obligations under that agreement through March 14, 2016.

Does our compensation program contain any provisions addressing the recovery or nonpayment of compensation in the event of misconduct?

Yes. Our cash incentive plan provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Statement of Ethics, at all times. It further provides that if the CNGC determines, within twelve months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the recipient must repay the incentive award upon demand. Similarly, our 2005 Stock Incentive Plan provides that if the CNGC determines that an Associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested Shares of restricted stock and performance shares.

Are our NEOs subject to any minimum requirements regarding ownership of our stock?

To further align the long-term interests of our NEOs and our shareholders, our Board has approved the following stock ownership guidelines:

•	our CEO must maintain beneficial ownership of Shares equal in market value to five times his current annual base salary; and

•

each of our other NEOs must, beginning on the fifth anniversary of his or her appointment as an executive officer, maintain beneficial ownership of Shares equal in market value to three times his or her current annual base salary.

The Board or CNGC can modify these guidelines in the event of dramatic and unexpected changes in the market value of our Shares, or in other circumstances that the Board or CNGC deem appropriate. These guidelines became effective in June 2008 for each NEO with the exception of Mr. Castro-Wright, for whom the guidelines will become effective in February 2010 (the fifth anniversary of his initial appointment as an executive officer). All NEOs are currently in compliance with these guidelines.

Are there any restrictions on the ability of NEOs to engage in speculative transactions involving company stock?

Yes. Our Insider Trading Policy allows NEOs to trade in our stock only during open window periods and only after they have pre-cleared transactions. Moreover, NEOs may not at any time engage in any short selling, buy or sell exchange-traded puts or calls, or otherwise engage in any transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.

SUMMARY COMPENSATION

This table shows the compensation for each of the Company’s NEOs for the fiscal years shown.

Name and Principal Position	Fiscal year ended Jan. 31,	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
H. Lee Scott, Jr. President and CEO*	2009 2008 2007	1,456,000 1,400,000 1,300,000	0 0 0	17,403,219 14,075,468 15,274,351	4,382,214 6,839,918 8,081,272	5,824,000 8,400,000 4,285,840	438,572 450,592 308,390	652,485 431,446 422,680	30,156,490 31,597,424 29,672,533

Thomas M. Schoewe Executive Vice President and CFO	2009 2008 2007	780,000 740,000 700,385	249,600 0 0	5,757,415 4,039,849 3,989,665	820,215 1,285,596 1,534,178	1,560,000 2,220,592 1,162,122	104,494 114,653 85,603	205,860 117,198 135,101	9,477,584 8,517,888 7,607,054

Michael T. Duke Vice Chairman**	2009 2008 2007	1,050,000 975,000 900,000	0 0 0	6,456,876 5,212,916 4,648,859	1,076,205 2,217,537 2,358,174	3,064,951 4,459,668 2,462,670	209,834 160,223 94,793	380,343 264,404 169,900	12,238,209 13,289,748 10,634,396

Eduardo Castro-Wright Vice Chairman	2009 2008 2007	919,945 775,000 721,154	480,000 25,000 50,000	4,776,439 3,436,278 3,609,065	507,637 621,795 499,264	3,000,000 2,245,619 1,177,255	74,465 80,875 52,813	229,007 128,267 92,162	9,987,493 7,312,834 6,201,713

C. Douglas McMillon Executive Vice President***	2009	800,000	0	5,316,818	535,082	1,211,200	50,872	277,885	8,191,857

*	Mr. Scott retired as the President and CEO of the Company effective January 31, 2009. He will continue to serve as Chairman of the Executive Committee at least through January 31, 2011.

**	Mr. Duke became the President and CEO of the Company effective February 1, 2009.

***	Mr. McMillon was an NEO for the first time in fiscal 2009. Accordingly and as permitted by the SEC’s rules, only information relating to Mr. McMillon’s compensation for fiscal 2009 is disclosed in the Summary Compensation and other compensation tables, the footnotes to those tables and in the related discussions of the NEOs’ compensation.

(1)	The amounts shown in this column are amounts included in salaries during the fiscal years shown, with the following amounts being the amounts the NEOs elected to defer under the Deferred Compensation Plan:

Name	Fiscal 2009($)	Fiscal 2008($)	Fiscal 2007($)
H. Lee Scott, Jr.	443,077	376,923	300,000
Thomas M. Schoewe	196,731	0	72,000
Michael T. Duke	242,307	192,308	150,000
Eduardo Castro-Wright	362,000	200,000	192,000
C. Douglas McMillon	104,000	Not applicable	Not applicable

(2)	The amounts shown in this column for Messrs. Schoewe and Castro-Wright for fiscal 2009 are discretionary incentive payments based on individual performance granted under our Management Incentive Plan. The amounts shown in this column for fiscal 2008 and fiscal 2007 are bonus payments made to Mr. Castro-Wright in fiscal 2008 and fiscal 2007 relating to his prior expatriate assignment as the President and CEO of Wal-Mart de Mexico, S.A. de C.V.

(3)	The amounts included in this column are equal to the compensation expense recognized by the Company for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) for the fiscal years shown relating to outstanding equity awards, including restricted stock awards, performance-based restricted stock awards and performance share awards, granted prior to or during each such fiscal year. In accordance with the SEC’s rules, the amounts in this column for each fiscal year disregard any estimated forfeitures related to service-based vesting conditions during that fiscal year. Amounts relating to portions of awards made in several years, including the fiscal years shown, are included.

The expense relating to restricted stock awards to the NEOs is recognized ratably in monthly increments over the vesting period of the award. Restricted stock awards vest on a number of different schedules. Certain restricted stock awards vest in installments of 25 percent of the Shares of restricted stock awarded on the third and fifth anniversaries of the grant date, with the remaining 50 percent vesting on the seventh anniversary of the grant date. Other restricted stock vests only upon the retirement on or after age 65 of the recipient.

Restricted stock granted to the NEOs as part of their annual grants on January 23, 2009 and January 21, 2008 will vest in three equal installments on the second, fourth and fifth anniversaries of the grant date. In fiscal 2008, Mr. Castro-Wright also received a second grant that will vest in equal installments on the third and fifth anniversaries of the grant date. In fiscal 2009, Mr. Castro-Wright also received a performance-based restricted stock award scheduled to vest on June 30, 2010, assuming performance conditions are satisfied, and Mr. Duke received a performance-based restricted stock award scheduled to vest on January 31, 2012, assuming performance conditions are satisfied.

As to awards of restricted stock made prior to January 2008, within thirty days of receiving a restricted stock award, a recipient could elect to defer payment of the restricted stock in the form of cash or Shares once the restricted stock vests. Such awards as to which the recipients have elected to defer the restricted stock award in cash are treated as a liability of the Company, which is marked-to-market monthly through expense using the closing Share price on the last business day of the month, which was $47.12 on January 30, 2009, $50.74 on January 31, 2008 and $47.69 on January 31, 2007. Prior to January 2008, when recipients elected to have awards paid or deferred in Shares, the award was treated as an equity award, and the expense was calculated using the closing Share price on the last business day of the month of election. All awards of restricted stock made on or after January 21, 2008 may be paid or deferred only in Shares, and the expense is calculated using the closing Share price on the date of grant. The amounts reflected in this column include both cash and Share settled awards.

Performance share award expense is recognized ratably in monthly increments over the vesting period of the award, generally three years, taking into account the likelihood of the Company achieving the performance goals set by the CNGC for each award. The following assumptions were made as of January 31, 2009, 2008 and 2007, regarding the likelihood of the Company achieving the performance goals for awards for which an amount is reflected in this column for each fiscal year shown:

Award	Payout Percentage Assumed as of January 31, 2009	Payout Percentage Assumed as of January 31, 2008	Payout Percentage Assumed as of January 31, 2007
Performance share awards scheduled to vest 1/31/07	Not applicable	Not applicable	0%
Performance share awards scheduled to vest 1/31/08	Not applicable	0%	82.46%
Performance share awards scheduled to vest 1/31/09	86.91%	86.03%	104.56%
Performance share awards scheduled to vest 1/31/10	83.68%	92.36%	100%
Performance share awards scheduled to vest 1/31/11	129.64%	100%	Not applicable
Performance share awards scheduled to vest 1/31/12	100%	Not applicable	Not applicable

Recipients of performance share awards scheduled to vest on January 31, 2010 may receive payment in cash or Shares at vesting. Awards made to recipients who have elected to receive the award in cash are treated as liabilities, which are marked-to-market monthly through expense, using the closing Share price on the last business day of the month, which was $47.12 on January 30, 2009, $50.74 on January 31, 2008 and $47.69 on January 31, 2007. Awards to be paid or deferred in Shares are treated as equity awards, and the expense is calculated using the closing Share price on the last business day of the month of election. Awards made during or after January 2008 may be paid or deferred solely in Shares, and the expense is calculated using the closing Share price on the date of grant. The amounts shown in this column include both cash and Share settled awards. On March 5, 2008, the CNGC determined that the threshold performance goals for the three-year performance period ending January 31, 2008 applicable to performance shares granted to the NEOs and certain other senior executives and scheduled to vest on January 31, 2008 had not been satisfied. On March 7, 2007, the CNGC determined that the threshold performance goals for the two-year performance period ending January 31, 2007 applicable to performance shares granted to the NEOs and certain other senior executives and scheduled to vest on January 31, 2007 had not been satisfied. Because the performance goals were not met, the performance shares awarded to the NEOs that had been scheduled to vest on January 31,

2007 and January 31, 2008 were cancelled and these NEOs did not receive any payout for these performance shares, as follows:

Name	Grant Date	Performance Shares Scheduled to Vest on 1/31/2008 Cancelled	Performance Shares Scheduled to Vest on 1/31/2007 Cancelled
H. Lee Scott, Jr.	1/21/2005	118,650	118,650
Thomas M. Schoewe	1/3/2005	21,162	21,162
Michael T. Duke	1/3/2005	25,904	25,904
Eduardo Castro-Wright	1/3/2005	6,927	6,927

Because these performance shares did not vest, the cumulative expense recognized for the performance shares that would have vested on January 31, 2008 and performance shares that would have vested on January 31, 2007 was reversed during fiscal 2008 or fiscal 2007, as applicable. As a result, the amounts reflected in this column include the following credits:

Name	Fiscal 2007 Compensation Expense Credit Recorded in Fiscal 2008 for Performance Shares Scheduled to Vest on January 31, 2008($)	Fiscal 2006 Compensation Expense Credit Recorded in Fiscal 2007 for Performance Shares Scheduled to Vest on January 31, 2007($)
H. Lee Scott, Jr.	1,952,606	1,737,033
Thomas M. Schoewe	348,252	309,813
Michael T. Duke	426,285	379,232
Eduardo Castro-Wright	113,991	101,419

On November 20, 2008, the Company entered into an agreement with Mr. Scott in connection with his retirement from the Company, which retirement was effective on January 31, 2009. Pursuant to that agreement, Mr. Scott forfeited 25 percent of the 208,508 performance shares he received on January 22, 2007, 25 percent of the 55,608 performance shares he received on March 26, 2007, and 50 percent of the 299,496 performance shares he received on January 21, 2008 on the effective date of his retirement. As a result of such forfeitures, the Company recorded a compensation expense credit of approximately $2.8 million during fiscal 2009. In addition, Mr. Scott and the Company agreed that the vesting of 407,792 Shares of restricted stock that were scheduled to vest upon Mr. Scott’s retirement from the Company on or after age 65 would be accelerated to occur on February 1, 2011 after his anticipated retirement from all positions with the Company on January 31, 2011. As a result of these vesting date accelerations, the Company recorded an additional compensation expense of approximately $280,000 during fiscal 2009.

(4)	The amounts in this column represent the dollar amounts recognized by the Company for financial reporting purposes in accordance with SFAS 123R during the fiscal years shown related to option awards granted to the NEOs and disregard any estimated forfeitures related to service-based vesting conditions. In accordance with SFAS 123R, the grant date fair values of these options were estimated using the Black-Scholes-Merton option pricing model. Stock options expire ten years from the date they are granted and generally vest in equal installments over a five-year service period. The assumptions made to estimate the grant date fair value of the options using the Black-Scholes-Merton model for the fiscal years shown are discussed in Note 7 to the Company’s Consolidated Financial Statements as of and for the year ended January 31, 2009, included in the Annual Report to Shareholders.

(5)	Incentive payments in this column were earned under the Management Incentive Plan in connection with the Company’s performance for fiscal 2009, fiscal 2008 and fiscal 2007, but were paid during the following fiscal year. Certain amounts of these payments were deferred at the election of the officer under the Company’s non-qualified deferred compensation plans, as follows:

Name	Fiscal 2009($)	Fiscal 2008($)	Fiscal 2007($)
H. Lee Scott, Jr.	0	0	0
Thomas M. Schoewe	1,092,000	0	0
Michael T. Duke	0	3,344,751	1,847,003
Eduardo Castro-Wright	400,000	0	588,628
C. Douglas McMillon	605,600	Not applicable	Not applicable

(6)	The amounts shown in this column represent above-market interest credited on deferred compensation under the Company’s non-qualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of Regulation S-K.

(7)	“All other compensation” for the fiscal years shown includes the following amounts with respect to the Company’s contributions to the Company’s SERP, the personal use of Company aircraft by the NEO and incentive payments on amounts deferred under the Deferred Compensation Plan:

Name	Fiscal Year ended January 31,	Company Contribution to SERP($)	Aircraft Use($)	Deferred Compensation Plan Incentive Payments($)
H. Lee Scott, Jr.	2009 2008 2007	391,749 227,520 210,121	149,093 101,208 138,713	67,801 64,874 61,464
Thomas M. Schoewe	2009 2008 2007	112,530 69,834 59,249	70,348 32,333 66,255	0 0 0
Michael T. Duke	2009 2008 2007	214,461 133,707 76,222	107,482 78,474 52,904	36,341 33,701 28,865
Eduardo Castro-Wright	2009 2008 2007	118,294 71,787 46,994	82,477 33,006 27,997	0 0 0
C. Douglas McMillon	2009	108,087	49,636	108,375

The value shown for personal use of Company aircraft is the incremental cost to the Company of such use, which is calculated based on the variable operating costs to the Company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, were not included.

“All other compensation” for each NEO in each fiscal year shown also includes Company contributions to the Profit Sharing/401(k) Plan, as well as term life insurance premiums paid by Wal-Mart for the benefit of each officer for those fiscal years. This amount also includes the Company’s costs related to a physical examination for Messrs. Scott, Schoewe, Duke and Castro-Wright in fiscal 2009, and for Messrs. Scott, Duke, and Castro-Wright for fiscal 2008 and fiscal 2007. This amount also includes monitoring and maintenance costs for home security equipment for Messrs. Scott and Duke in each fiscal year shown and for Mr. Schoewe in fiscal 2007. For Mr. Castro-Wright, the amounts for fiscal 2009 and fiscal 2008 include the costs of tax preparation services, and for fiscal 2007 includes certain tax equalization payments related to his former expatriate assignment as president and CEO of Wal-Mart de Mexico, S.A. de C.V. In addition, the amounts for each NEO included the amounts of certain other tax gross-up payments. The values of these personal benefits are based on the incremental aggregate cost to the Company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10 percent of the total amount of perquisites and personal benefits for such NEO.

Other than post-termination agreements containing covenants not to compete (as described below under “Potential Payments upon Termination or Change in Control”) and the agreement entered into between the Company and Mr. Scott relating to his retirement as the Company’s President and CEO as described in the CD&A above, the Company does not have employment agreements with its NEOs. The CNGC reviews and approves at least annually the compensation package of all Executive Officers, consisting of base salary, annual cash incentive payments, equity awards, and perquisites. The various incentive and equity compensation plans and types of awards available under the Company’s plans are described more fully in the CD&A and more detail regarding the specific incentive and equity awards granted to NEOs during the Company’s fiscal 2009, fiscal 2008 and fiscal 2007 are set forth in the “Fiscal 2009 Grants of Plan-Based Awards” table and accompanying notes.

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Potential Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#) (7)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards($) (8)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)		Target (#) (2)		Maximum (#) (2)
Michael T. Duke	1/23/2009	1,440,000	3,840,000	4,800,000
	11/19/2008						39,216	(3)						2,000,016
	1/23/2009				100,828	(4)	201,655	(4)	302,483	(4)				9,750,019
	1/23/2009				45,658	(5)	91,315	(5)	136,973	(5)				4,415,080
	1/23/2009				53,398	(6)	106,795	(6)	160,193	(6)				5,163,538
	1/23/2009										67,218			3,249,990
Thomas M. Schoewe	1/23/2009	486,720	1,297,920	1,622,400
	1/23/2009				34,902	(4)	69,804	(4)	104,706	(4)				3,375,023
	1/23/2009										23,268			1,125,008
Eduardo Castro-Wright	1/23/2009	900,000	2,400,000	3,000,000
	11/19/2008						39,216	(3)						2,000,016
	1/23/2009				62,048	(4)	124,095	(4)	186,143	(4)				5,999,993
	1/23/2009				18,700	(5)	37,399	(5)	56,099	(5)				1,808,242
	1/23/2009				26,488	(6)	52,975	(6)	79,463	(6)				2,561,341
	1/23/2009										41,365			1,999,998
C. Douglas McMillon	1/23/2009	637,500	1,700,000	2,125,000
	1/23/2009				42,658	(4)	85,315	(4)	127,973	(4)				4,124,980
	1/23/2009				7,191	(5)	14,382	(5)	21,573	(5)				695,370
	1/23/2009				14,214	(6)	28,428	(6)	42,642	(6)				1,374,494
	1/23/2009										28,438			1,374,977

(1)	The amounts in these columns represent the threshold, target and maximum amounts of potential cash incentive payments that may be made to the NEOs under the Management Incentive Plan based on performance during fiscal 2010. Under the Management Incentive Plan, the Company may make an annual cash incentive payment to an NEO if the Company meets certain goals under certain performance metrics established for the fiscal year as to which the payments are payable. For fiscal 2010, Wal-Mart must meet the threshold goals under each performance metric applicable to an NEO for that NEO to receive payments in the threshold amount shown above for that NEO, must meet the applicable target goals for the NEO to receive the payment of the target amount shown above, and must meet the applicable maximum goals for the NEO to receive a payment in the maximum amount shown above. Performance at a level between the threshold and the maximum goals results in a payment in proportion to the level of performance between those goals. If Wal-Mart does not meet the threshold goals for each applicable performance metric, no payment will be made under the Management Incentive Plan as to fiscal 2010. The amount of the potential payments at the threshold, target and maximum levels for each NEO were set during fiscal 2009, while the specific goals for each performance metric and at each payment level were set in March 2009. Any cash incentive payment otherwise earned by an NEO can be reduced by up to 15 percent if that NEO fails to meet his applicable diversity goals, as discussed in the CD&A. In addition, the CNGC may increase or decrease the amount of each of the payments shown in the table above, at its discretion, by up to 20 percent of the target payment. The CD&A provides additional information regarding cash incentive payments made pursuant to the Management Incentive Plan, the performance metrics used to determine if payments will be received by the NEOs, and the amount of any such payments.

As a result of his retirement from the position of President and CEO of the Company, Mr. Scott is not eligible to earn a cash incentive payment under the Management Incentive Plan during fiscal 2010.

(2)	The amounts in these columns include the number of performance shares awarded under the 2005 Stock Incentive Plan on January 23, 2009, as described in footnotes (4) through (6) below. For Messrs. Duke and Castro-Wright, these columns also include the number of shares of performance-based restricted stock granted in fiscal 2009, as described in footnote (3) below.

For performance shares, up to 150 percent of the target number of Shares applicable to each performance metric will vest at the end of the applicable performance period, depending on the level of Wal-Mart’s average performance relative to goals under that performance metric over that performance period. If Wal-Mart does not meet the threshold level of performance for a particular performance metric, none of the performance shares tied to that performance metric will vest. However, vesting of the performance shares tied to other performance metrics may still occur if Wal-Mart meets at least the threshold goal for such other performance metrics applicable to the NEO. The CNGC must certify that the performance goals were attained prior to the vesting of any performance shares. Holders of performance shares do not earn dividends or enjoy other rights of shareholders with respect to such performance shares until such performance shares have vested. The CD&A provides additional information regarding the performance shares and the performance metrics used to determine if performance shares will vest and, if so, the number of Shares to vest.

As a result of his retirement from the position of President and CEO of the Company, Mr. Scott was not awarded any such performance shares or other performance-based equity awards during fiscal 2009.

(3)	In connection with his appointment as President and CEO of the Company, effective on February 1, 2009, Mr. Duke received a performance-based restricted stock award of 39,216 Shares that are scheduled to vest on January 31, 2012, so long as the applicable performance goal relating to the Company’s revenue growth is attained during fiscal 2010, and he remains employed through the vesting date. In connection with his appointment as Vice Chairman of the Company on November 20, 2008, Mr. Castro-Wright received a performance-based restricted stock award of 39,216 Shares that are scheduled to vest on June 30, 2010 so long as the applicable performance goal relating to the Company’s revenue growth is attained during fiscal 2010, and he remains employed through the vesting date.

(4)	These amounts represent performance shares with a three-year performance cycle ending January 31, 2012. The CNGC annually establishes performance goals under each performance metric for each fiscal year within the performance period. The goals for each performance metric may be the same as or different from the goals for that performance metric in any other year in the performance period. The average of the Company’s annual performance against the annual goals for a particular performance metric in each fiscal year over the performance cycle will determine the number of performance shares to vest based on that performance metric. For these performance shares, for fiscal 2010, the applicable performance metrics are return on investment, comparable store sales, and international revenue growth, and are weighted as follows:

Name	Performance Shares Related to Return on Investment Metric	Performance Shares Related to Comparable Store Sales Metric	Performance Shares Related to International Revenue Metric
Michael T. Duke	60%	30%	10%
Thomas M. Schoewe	60%	30%	10%
Eduardo Castro-Wright	60%	40%	0%
C. Douglas McMillon	60%	0%	40%

(5)	These amounts represent performance shares with a three-year performance cycle ending January 31, 2011. In connection with the promotions of Mr. Duke and Mr. McMillon to their present positions, effective February 1, 2009, and the promotion of Mr. Castro-Wright to his present position, effective November 20, 2008, the CNGC approved the grant of additional performance shares for this performance cycle. For these performance shares, for fiscal 2010, the applicable performance metrics are return on investment, comparable store sales, and international revenue growth, and are weighted as follows:

Name	Performance Shares Related to Return on Investment Metric	Performance Shares Related to Comparable Store Sales Metric	Performance Shares Related to International Revenue Metric
Michael T. Duke	60%	30%	10%
Eduardo Castro-Wright	60%	40%	0%
C. Douglas McMillon	60%	0%	40%

(6)	These amounts represent performance shares with a three-year performance cycle ending January 31, 2010. In connection with the promotions of Mr. Duke and Mr. McMillon to their present positions, effective February 1, 2009, and the promotion of Mr. Castro-Wright to his present position, effective November 20, 2008, the CNGC approved the grant of additional performance shares for this performance cycle. For these performance shares, for fiscal 2010, the applicable performance metrics are return on investment and total Company revenue growth, and are weighted 50 percent to each metric.

(7)	The amounts in this column represent Shares of restricted stock granted under the 2005 Stock Incentive Plan. These Shares of restricted stock vest based on the continued service of the NEO as an Associate through the vesting date. These Shares are scheduled to vest in three equal installments on the second, fourth, and fifth anniversary of the date of their grant. During the period prior to their vesting, the NEOs awarded Shares of restricted stock may vote the Shares and receive dividends payable with respect to those Shares, but may not sell or otherwise dispose of those Shares until they vest. The restricted stock and all related rights will be forfeited by the NEO if the restricted stock does not vest.

As a result of his retirement from the position of President and CEO of the Company, Mr. Scott was not awarded any restricted stock during fiscal 2009.

(8)	The grant date fair market value of the performance shares and Shares of restricted stock awarded on January 23, 2009 is determined based on a per Share amount of $48.35, which was the fair market value, as defined in the 2005 Stock Incentive Plan, of the Shares as of the date of grant. The grant date fair market value of the performance-based restricted stock awarded on November 19, 2008 is determined based on a per Share amount of $51.00, which was the fair market value, as defined in the 2005 Stock Incentive Plan, of the Shares as of the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
H. Lee Scott, Jr.	219,931				54.5625	1/27/2010	700,349	33,000,444	347,835	16,389,985
	459,284				50.70	3/07/2011
	521,634				60.90	3/04/2012
	605,327				51.92	1/08/2013
	630,413				52.12	1/04/2014
	271,200	67,801	(1)		53.35	1/02/2015
	249,376	166,251	(2)		45.69	1/04/2016
	158,458	237,685	(3)		47.96	1/21/2017
Thomas M. Schoewe	25,200				54.5625	1/27/2010	158,027	7,446,232	183,438	8,643,599
	102,407				60.90	3/04/2012
	114,242				51.92	1/08/2013
	119,779				52.12	1/04/2014
	48,370	12,093	(1)		53.35	1/02/2015
	47,275	31,517	(2)		45.69	1/04/2016
	30,026	45,037	(3)		47.96	1/21/2017
Michael T. Duke	18,087				46.00	2/27/2010	283,587	13,362,619	644,181	30,353,808
	86,672				50.70	3/07/2011
	102,407				60.90	3/04/2012
	110,335				51.92	1/08/2013
	150,000	100,000	(4)		48.07	2/02/2013
	124,050				52.12	1/04/2014
	59,210	14,803	(1)		53.35	1/02/2015
	70,912	47,276	(2)		45.69	1/04/2016
	50,042	75,062	(3)		47.96	1/21/2017
Eduardo Castro-Wright	17,025				55.80	1/10/2012	232,209	10,941,688	411,501	19,389,927
	20,443				52.40	1/08/2014
	15,832	3,959	(5)		53.01	1/20/2015
	17,071	34,144	(2)		45.69	1/04/2016
	37,532	56,296	(3)		47.96	1/21/2017
C. Douglas McMillon	16,278				46.00	2/27/2010	169,024	7,964,411	255,945	12,060,128
	9,444				48.92	3/01/2011
	9,885				55.80	1/10/2012
	17,835				47.80	1/30/2013
	17,834				48.06	1/30/2013
	18,280				52.40	1/08/2014
	12,332	3,084	(5)		53.01	1/20/2015
	30,000	20,000	(6)		48.70	8/11/2015
	39,396	26,264	(2)		45.69	1/04/2016
	30,026	45,037	(3)		47.96	1/21/2017

(1)	These options are scheduled to vest and become exercisable on January 3, 2010.

(2)	These options are scheduled to vest and become exercisable in equal installments on January 5, 2010 and 2011.

(3)	These options are scheduled to vest and become exercisable in equal installments on January 22, 2010, 2011, and 2012.

(4)	One-half of these options vested and became exercisable on February 3, 2009. The balance of these options are scheduled to vest and become exercisable on February 3, 2010.

(5)	These options are scheduled to vest and become exercisable on January 21, 2010.

(6)	These options are scheduled to vest and become exercisable in equal installments on August 4, 2009 and 2010.

(7)	The numbers in this column include Shares of restricted stock with service-based vesting requirements. These Shares of restricted stock held by the NEOs are scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	H. Lee Scott, Jr.	Thomas M. Schoewe	Michael T. Duke	Eduardo Castro-Wright	C. Douglas McMillon
February 28, 2009	—	8,686	—	—	—
January 3, 2010	29,639	5,291	6,476	—	—
January 21, 2010	33,244	6,299	12,247	11,355	9,222
February 25, 2010	—	—	—	9,711	—
August 4, 2010	—	—	—	—	15,216
January 21, 2011	—	26,572	—	42,034	17,496
January 23, 2011		7,748	22,383	13,774	9,469
February 1, 2011	407,792	—	—	—	—
January 5, 2012	—	9,592	—	—	—
January 9, 2012	—	—	—	—	3,816
January 21, 2012	—	6,299	12,248	9,623	7,873
August 4, 2012	—	—	—	—	30,432
January 3, 2013	—	10,580	—	—	—
January 21, 2013	—	6,318	12,285	51,688	10,596
January 23, 2013	—	7,748	22,384	13,775	9,470
January 23, 2014	—	7,772	22,451	13,816	9,499
December 7, 2014	—	—	81,243	—	—
February 22, 2020	—	—	—	9,014	—

The numbers in this column also include Shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These Shares of performance-based restricted stock held by the NEOs are scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	H. Lee Scott, Jr.	Thomas M. Schoewe	Michael T. Duke	Eduardo Castro-Wright	C. Douglas McMillon
September 29, 2010	—	—	91,870	57,419	—
January 5, 2011	229,674	45,935	—	—	45,935
January 11, 2011	—	9,187	—	—	—

(8)	Based on the closing price of Shares on the NYSE on January 30, 2009 of $47.12.

(9)	The numbers in this column are the number of performance shares held by the NEOs, the vesting of which is subject to the Company meeting certain performance goals as described in the CD&A, footnote (3) to the Summary Compensation table, and footnotes (2), (4), (5), and (6) to the Fiscal 2009 Grants of Plan-Based Awards table. For purposes of this table, performance shares are assumed to vest at target vesting levels. The target number of Shares for each NEO scheduled to vest, if the target level performance goals are met, on January 31, 2010, 2011, and 2012 are as follows:

Name	Scheduled to Vest 1/31/2010	Scheduled to Vest 1/31/2011	Scheduled to Vest 1/31/2012
H. Lee Scott, Jr.	198,087	149,748	—
Thomas M. Schoewe	56,887	56,747	69,804
Michael T. Duke	201,655	201,655	201,655
Eduardo Castro-Wright	124,095	124,095	124,095
C. Douglas McMillon	85,315	85,315	85,315

These numbers also include 39,216 shares of performance-based restricted stock held by Mr. Duke scheduled to vest on January 31, 2012, and 39,216 shares of performance-based restricted stock held by Mr. Castro-Wright scheduled to vest on June 30, 2010. The vesting of these shares is contingent on the Company achieving minimum revenue goals for the fiscal year ending January 31, 2010.

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting ($) (2)
H. Lee Scott, Jr.	70,220	1,083,144	504,370	(3)	26,559,252

Thomas M. Schoewe	88,053	751,973	179,087	(4)	9,323,828

Michael T. Duke	36,588	1,020,399	165,585	(5)	8,982,752

Eduardo Castro-Wright	105,167	1,151,854	116,904	(6)	6,258,426

C. Douglas McMillon	4,388	66,369	101,348	(7)	5,440,368

(1)	The “value realized on exercise” equals the difference between the closing price of Shares on the NYSE on the various dates of exercise and the option exercise price, multiplied by the number of Shares acquired upon exercise of stock options.

(2)	The “value realized on vesting” equals the number of Shares vested multiplied by the closing price of Shares on the NYSE on the various dates on which such Shares vested.

(3)	31,671 of these Shares were deferred in the form of cash until a date specified by Mr. Scott or his earlier separation from the Company pursuant to elections made by Mr. Scott in prior years. The aggregate amount credited to Mr. Scott’s deferred compensation accounts in connection with these deferrals was $1,790,045.

(4)	49,712 of these Shares were deferred in the form of Shares until a date specified by Mr. Schoewe or his earlier separation from the Company pursuant to elections made by Mr. Schoewe in prior years. In addition, 126,761 of these Shares were deferred in the form of cash until after his separation from the Company pursuant to elections made by Mr. Schoewe in prior years. The aggregate amount credited to Mr. Schoewe’s deferred compensation accounts in connection with these deferrals was $6,800,941.

(5)	67,919 of these Shares were deferred in the form of Shares until a date specified by Mr. Duke or his earlier separation from the Company pursuant to elections made by Mr. Duke in prior years. In addition, 95,258 of these Shares were deferred in the form of cash until after his separation from the Company pursuant to elections made by Mr. Duke in prior years. The aggregate amount credited to Mr. Duke’s deferred compensation accounts in connection with these deferrals was $5,558,717.

(6)	56,585 of these Shares were deferred in the form of Shares until a date specified by Mr. Castro-Wright or his earlier separation from the Company pursuant to elections made by Mr. Castro-Wright in prior years.

(7)	16,876 of these Shares were deferred in the form of Shares until a date specified by Mr. McMillon or his earlier separation from the Company pursuant to elections made by Mr. McMillon in prior years. In addition, 33,951 of these Shares were deferred in the form of cash until Mr. McMillon’s separation from the Company pursuant to elections made by Mr. McMillon in prior years. The aggregate amount credited to Mr. McMillon’s deferred compensation accounts in connection with these deferrals was $1,918,911.

FISCAL 2009 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($) (4)
H. Lee Scott, Jr.	2,233,122	459,550	2,293,351	0	46,670,083

Thomas M. Schoewe	10,432,101	112,530	588,752	0	20,615,663

Michael T. Duke	9,001,368	250,802	1,099,637	0	25,762,702

Eduardo Castro-Wright	3,428,285	118,294	356,355	0	9,355,033

C. Douglas McMillon	3,423,708	216,462	271,090	0	8,258,897

(1)

The amounts in this column represent salary, incentive payments under the Management Incentive Plan, and equity awards deferred under the Deferred Compensation Plan during fiscal 2009 pursuant to an election by the Named Executive Officer.

Salary amounts deferred are included in the Summary Compensation table above under “Salary” for fiscal 2009. Amounts deferred under the Management Incentive Plan were earned in fiscal 2009 but paid and deferred in fiscal 2010, and these amounts appear in the Summary Compensation table above under “Non-Equity Incentive Plan Compensation” for fiscal 2009. Deferrals of equity awards were generally deferred upon vesting pursuant to an election made in a prior year by the NEO. The following table indicates the portion of each NEO’s salary, payments deferred under the Management Incentive Plan, equity awards that were deferred in fiscal 2009, and the plan into which each deferral was made. For purposes of the following table, deferred equity is valued using the closing Share price on the NYSE on January 30, 2009 of $47.12:

Name	Contributions	Type of Deferral	Amount ($)
H. Lee Scott, Jr.	Salary Cash Incentive Equity	Deferred Compensation Plan Deferred Compensation Plan Cash – 2005 Stock Incentive Plan	443,077 0 1,790,045

Thomas M. Schoewe	Salary Cash Incentive Equity Equity	Deferred Compensation Plan Deferred Compensation Plan Deferred Compensation Plan Shares – 2005 Stock Incentive Plan	196,731 1,092,000 6,800,941 2,342,429

Michael T. Duke	Salary Cash Incentive Equity Equity	Deferred Compensation Plan Deferred Compensation Plan Deferred Compensation Plan Shares – 2005 Stock Incentive Plan	242,308 0 5,558,717 3,200,343

Eduardo Castro-Wright	Salary Cash Incentive Equity	Deferred Compensation Plan Deferred Compensation Plan Shares – 2005 Stock Incentive Plan	362,000 400,000 2,666,285

C. Douglas McMillon	Salary Cash Incentive Equity Equity	Deferred Compensation Plan Deferred Compensation Plan Deferred Compensation Plan Shares – 2005 Stock Incentive Plan	104,000 605,600 1,918,911 795,197

(2)	The amounts in this column represent participation incentive payments under the Deferred Compensation Plan and Company contributions to the SERP earned in fiscal 2009 but credited to the NEO’s deferral account during fiscal 2010:

Name	Participation Incentive ($)	SERP Contribution ($)
H. Lee Scott, Jr.	67,801	391,749
Thomas M. Schoewe	0	112,530
Michael T. Duke	36,341	214,461
Eduardo Castro-Wright	0	118,294
C. Douglas McMillon	108,375	108,087

(3)	The amounts in this column represent all interest on contributions to the Deferred Compensation Plan, SERP earnings, and dividend equivalents and interest credited to equity deferral accounts under the 2005 Stock Incentive Plan during fiscal 2009, as follows:

Name	Deferred Compensation Plan Interest ($)	SERP Earnings ($)	Dividend Equivalents and Interest ($)
H. Lee Scott, Jr.	1,059,436	(101,096)	1,335,011
Thomas M. Schoewe	518,747	(45,320)	115,324
Michael T. Duke	977,795	(50,291)	172,133
Eduardo Castro-Wright	382,690	(39,919)	13,584
C. Douglas McMillon	259,864	(18,008)	29,234

The “above market” portion of the Deferred Compensation Plan interest is included in the fiscal 2009 amounts in the Summary Compensation table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(4)	The aggregate balance for each NEO includes certain deferred salary, deferred Management Incentive Plan payments, and above-market interest amounts included in the fiscal 2007 and fiscal 2008 amounts in the Summary Compensation table above, as shown in the following table. Fiscal 2007 and fiscal 2008 amounts for Mr. McMillon are not included because he was not an NEO during those fiscal years.

Name	Fiscal Year ended January 31,	Deferred Salary($)	Deferred MIP($)	Above- Market Interest($)	Total($)
H. Lee Scott, Jr.	2008 2007	376,923 300,000	0 0	450,592 308,390	827,515 608,390

Thomas M. Schoewe	2008 2007	0 72,000	0 0	114,653 85,603	114,653 157,603

Michael T. Duke	2008 2007	192,308 150,000	3,344,751 1,847,003	160,222 94,793	3,697,281 2,091,796

Eduardo Castro-Wright	2008 2007	200,000 192,000	0 588,628	80,875 52,813	280,875 833,441

The table below reflects the year in which each Named Executive Officer first made contributions to the Deferred Compensation Plan:

Name	Participated Since
H. Lee Scott, Jr.	Fiscal year ended 1/31/1996

Thomas M. Schoewe	Fiscal year ended 1/31/2001

Michael T. Duke	Fiscal year ended 1/31/1997

Eduardo Castro-Wright	Fiscal year ended 1/31/2003

C. Douglas McMillon	Fiscal year ended 1/31/2000

Under the Deferred Compensation Plan, all officers may defer up to 100 percent of their base salary and annual cash incentive awards under the Management Incentive Plan. Equity awards granted prior to January 2008 could also be deferred into the Deferred Compensation Plan upon vesting. Interest accrues on amounts deferred at an interest rate set annually by the CNGC, which is typically based on the ten-year Treasury note rate plus 2.70 percent. The Deferred Compensation Plan year ends on March 31 of each year. For the 2007 Deferred Compensation Plan year, the interest rate was 7.07 percent. For the 2008 Deferred Compensation Plan year, the interest rate was 7.36 percent. For the 2009 Deferred Compensation Plan year, the interest rate was 6.605 percent. The interest rate is the ten-year Treasury note rate determined as of the first business day of January, plus 2.70 percent.

The Deferred Compensation Plan provides an incentive payment to reward participants who have remained with the Company and contributed to the Deferred Compensation Plan for ten or more consecutive full years. Specifically:

•

In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (“20 Percent Increment”) in each of the first six years of the executive’s deferrals.

•	In the eleventh and subsequent years, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.

•

In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the deferral account with ten percent of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (“10 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the sixteenth and subsequent years, the 10 Percent Increment is credited based on the amount deferred ten years earlier, plus earnings thereon.

Amounts deferred under the Deferred Compensation Plan, as well as earnings thereon, are not payable to the participating officer until after his or her separation from service with the Company. Deferrals may be paid out in a lump sum or, if applicable service requirements are met, in up to ten annual installments.

Officers may also elect to defer equity awards granted under the 2005 Stock Incentive Plan until a specified payout date, which date may be prior to the officer’s separation from the Company. Any deferrals of restricted Shares are credited with dividend equivalents until the payout date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Most of the Company’s plans and programs, including its deferred compensation plans, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Other than the non-competition agreements and the agreement with Mr. Scott as described below, the Company does not have any employment agreements with its NEOs. The Company does not have any pension plans or other defined benefit retirement plans in which the NEOs participate.

Non-competition agreements.    The Company has entered into an agreement with each of the NEOs that contains a covenant not to compete with the Company and that provides for certain post-termination payments to be made to such NEO. Each agreement prohibits the NEO, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s Associates for employment. For purposes of the agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by the Company, is located in a country in which the Company has a store or in which the NEO knows the Company expects to have a store within the next two years, and has annual retail sales revenue of at least $2 billion. Each agreement also provides that, if the NEO’s employment is terminated by the Company for any reason other than his violation of Company policy, the Company will continue to pay his base salary in effect immediately prior to his termination for two years following termination of employment, which amount may be reduced by the amount of any earnings the NEO receives from other employment. Using each NEO’s base salary as of January 31, 2009, the maximum total payments by the Company to each continuing NEO under such termination circumstances would be as set forth in the following table:

Michael T. Duke	$2,100,000

Thomas M. Schoewe	$1,560,000

Eduardo Castro-Wright	$2,000,000

C. Douglas McMillon	$1,600,000

In connection with his retirement as President and CEO of the Company effective January 31, 2009, Mr. Scott and the Company executed an agreement that, among other things, reaffirmed Mr. Scott’s covenant not to compete with the Company. Mr. Scott’s rights under that agreement are based on his compensation arrangements with the Company that took effect upon his retirement as the Company’s President and CEO. Under his agreement with the Company, Mr. Scott’s base salary during fiscal 2010 will be $1.1 million. As a result, the maximum total post-termination payments that the Company could be obligated to pay to Mr. Scott under such termination circumstances would be $2,200,000.

Equity awards.    The notice of award applicable to each of the types of equity awards granted to NEOs generally includes provisions specifying the treatment of the award in the event of termination under various circumstances, as follows:

•

Options.    In the event of the death of an NEO, all unexercisable options to purchase Shares would generally vest and become exercisable immediately and remain exercisable until one year after death. Upon termination of employment for any other reason, unvested options generally do not vest and are forfeited. The following table shows the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that would have become exercisable in the event of the NEO’s death on January 31, 2009 (based on the closing price of Shares on the NYSE on January 30, 2009, of $47.12). Any options “out of the money” as of January 31, 2009, are excluded for purposes of this table.

Michael T. Duke	$189,266

Thomas M. Schoewe	$112,673

Eduardo Castro-Wright	$73,237

C. Douglas McMillon	$112,125

Pursuant to his agreement with the Company, any options to purchase Shares held by Mr. Scott that vest after January 31, 2011, have been forfeited. As a result, all unexercisable options to purchase Shares held by Mr. Scott are scheduled to vest prior to January 31, 2011. The aggregate intrinsic value of those unvested unexercisable options that would have become exercisable in the event of Mr. Scott’s death on January 31, 2009, excluding any options that were “out of the money” as of January 31, 2009, was $594,347.

•

Restricted stock.    In the event of the death of an NEO after such NEO’s tenth year of service to the Company, all unvested restricted stock held by such NEO would generally vest. Prior to ten years of service to the Company, any Shares of restricted stock granted three years or more prior to the death of such NEO would generally vest. If an NEO’s status as an Associate was terminated by reason of disability or retirement on or after age 65, any restricted stock that would have vested within three months of the date of such termination would generally vest immediately. None of the NEOs had reached age 65 as of January 31, 2009. Upon termination of employment for any other reason, unvested restricted stock generally does not vest and is forfeited. The following table shows the value, as of January 31, 2009, of all unvested restricted stock that would have vested upon an NEO’s death or disability on January 31, 2009 (based on the closing price of Shares on the NYSE on January 30, 2009 of $47.12):

	Upon Death($)	Upon Disability($)
H. Lee Scott, Jr.	33,000,445	0

Michael T. Duke	15,210,477	0

Thomas M. Schoewe	5,458,522	409,284

Eduardo Castro-Wright	3,555,864	0

C. Douglas McMillon	7,964,411	0

•

Restricted stock rights.    In the event of the death of an NEO, all unvested restricted stock rights would generally vest immediately. If an NEO’s status as an Associate was terminated by reason of disability, any restricted stock rights that would have vested within 90 days of the date of termination would generally vest immediately. Upon termination of employment for any other reason, including retirement, unvested restricted stock rights generally do not vest and are forfeited. The following table shows the value, as of January 31, 2009, of all unvested restricted stock rights that would have vested upon an NEO’s death or disability on January 31, 2009 (based on the closing price of Shares on the NYSE on January 30, 2009, of $47.12):

	Upon Death($)	Upon Disability($)
Eduardo Castro-Wright	113,653	0

•

Performance shares.    In the event of the death of an NEO on or after ten years of service to the Company, all performance shares held by such NEO would generally vest in an amount equal to the number that would have vested at the end of the applicable performance cycle. If an NEO’s status as an Associate was terminated by reason of disability or by reason of death prior to completing ten years of service to the Company, all performance shares held by such NEO would generally vest in an amount equal to the number that would have vested at the end of the applicable performance cycle, prorated based upon the number of full calendar months during the applicable performance cycle during which the NEO was employed by the Company. Upon termination of employment for any other reason, including retirement, unvested performance shares generally do not vest and are forfeited. The following table shows the estimated value, as of January 31, 2009, of all performance shares that would have vested upon an NEO’s death or disability on January 31, 2009 (based on the closing price of Shares on the NYSE on January 30, 2009, of $47.12 and assuming that target performance goals are achieved for each grant of performance shares):

	Upon Death($)	Upon Disability($)
Michael T. Duke	28,505,951	9,501,984

Thomas M. Schoewe	2,678,348	2,678,348

Eduardo Castro-Wright	5,847,404	5,847,404

C. Douglas McMillon	12,060,128	4,020,043

Pursuant to his agreement with the Company regarding his retirement from the position of President and CEO of the Company, Mr. Scott forfeited his rights to certain performance shares. Mr. Scott now holds performance shares with the estimated value, as of January 31, 2009, that would have vested upon his death or disability on January 31, 2009 (based on the closing price of Shares on the NYSE on January 30, 2009, of $47.12 and assuming that target performance goals are achieved for each grant of performance shares) of $16,389,985 in the event of his death on January 31, 2009 or $8,582,201 in the event of his disability on January 31, 2009.

In addition, the CNGC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a severance from the Company.

The NEOs also participate in the Company’s deferred compensation plans, the general terms of which are described in the CD&A and narrative following the footnotes to the Fiscal 2009 Nonqualified Deferred Compensation table above. Upon termination of employment, the NEOs would generally be entitled to the balances in their deferred compensation accounts as disclosed in the Fiscal 2009 Nonqualified Deferred Compensation table above. The timing of each NEO’s receipt of such deferred compensation balances would be determined by each NEO’s deferral elections previously made. See “Fiscal 2009 Nonqualified Deferred Compensation” above for information regarding the aggregate total compensation deferred by each NEO as of January 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal 2009 with respect to Shares that may be issued under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	69,684,171	(1)	49.11	(2)	126,560,127
Equity compensation plans not approved by security holders	—		—		—
Total	69,684,171	(1)	49.11	(2)	126,560,127

(1)	In addition to options to purchase Shares, this amount includes 8,969,084 Shares that may be issued upon the vesting of performance shares granted under the 2005 Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of these performance shares if maximum performance goals are achieved for each performance cycle, and 11,285,545 shares that may be issued upon the vesting of restricted stock rights granted under the 2005 Stock Incentive Plan. This amount also includes 819,183 Shares deferred in the form of Shares by officers of the Company under the 2005 Stock Incentive Plan and directors of the Company under the Director Compensation Plan. This amount also includes 9,583,553 Shares available under equity compensation plans in which Associates of ASDA Group Limited (“ASDA”), the Company’s subsidiary in the United Kingdom, participate.

(2)	Represents the weighted average exercise price of 39,026,806 options to purchase Shares and the rights to acquire the Shares that may be issued under the equity compensation plans for ASDA Associates described in footnote (1) above. This weighted average does not take into account Shares that may be issued upon the vesting of other forms of equity described in footnote (1) above.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, director nominees, and Executive Officers of the Company. There were 3,914,491,382 Shares outstanding on March 31, 2009.

HOLDINGS OF MAJOR SHAREHOLDERS

The following table lists the beneficial owners of five percent or more of the Shares as of March 31, 2009.

			Shared Voting and Investment Power
Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC	Other Indirect Ownership with Shared Voting and Investment Power	Total		Percent of Class
Alice L. Walton	6,977,266		1,680,506,739 (2)	1,360,148(3)	1,688,844,153	(2)(3)	43.14%
Estate of Helen R. Walton	0		1,680,506,739 (2)	0	1,680,506,739	(2)(3)	42.93%
Jim C. Walton	10,486,911		1,680,506,739 (2)	2,079,091(3)(4)	1,693,072,741	(2)(3)(4)	43.25%
John T. Walton Estate Trust	2,174		1,680,506,739 (2)	0	1,680,508,913	(2)(3)	42.93%
S. Robson Walton	3,331,437	(1)	1,680,506,739 (2)	479,625(3)	1,684,317,801	(1)(2)(3)	43.03%

(1)	The number includes 59,566 Shares held in the Profit Sharing/401(k) Plan on behalf of S. Robson Walton. He has sole voting power, but no investment power, with respect to these Shares.

(2)	Walton Enterprises, LLC holds a total of 1,680,506,739 Shares. Alice L. Walton, Jim C. Walton and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC and in their capacities as the co-personal representatives of the Estate of Helen R. Walton and as co-trustees of the John T. Walton Estate Trust, which are also managing members of Walton Enterprises, LLC. The managing members have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.

(3)	The number includes 2,174 Shares held by the John T. Walton Estate Trust, as to which Alice L. Walton, Jim C. Walton, and S. Robson Walton share voting and dispositive power (the John T. Walton Estate Trust is also shown as having sole voting and dispositive power over such Shares).

(4)	The number also includes 2,076,917 Shares held by a corporation organized and operated for charitable purposes of which Jim C. Walton and six other unrelated individuals are the directors.

HOLDINGS OF OFFICERS AND DIRECTORS

This table shows the number of Shares held by each director and each NEO on March 31, 2009. It also shows the Shares held by all of Wal-Mart’s directors and Executive Officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
Aida M. Alvarez	8,673	290	8,963	*
James W. Breyer	81,111	45,876	126,987	*
M. Michele Burns	9,843	0	9,843	*
James I. Cash, Jr.	9,709	0	9,709	*
Eduardo Castro-Wright (2)	470,306	0	470,306	*
Roger C. Corbett	4,994	0	4,994	*
Douglas N. Daft	19,453	0	19,453	*
Michael T. Duke	1,355,071	0	1,355,071	*
David D. Glass (3)	612,788	300,000	912,788	*
C. Douglas McMillon	442,155	5,194	447,349	*
Gregory B. Penner	3,607	1,388,194	1,391,801	*
Allen I. Questrom	7,796	0	7,796	*
Thomas M. Schoewe	797,528	0	797,528	*
H. Lee Scott, Jr.	4,413,533	3,148	4,416,681	*
Arne M. Sorenson	2,728	0	2,728	*
Jim C. Walton (4)	10,486,911	1,682,585,830	1,693,072,741	43.25%
S. Robson Walton (4)	3,331,437	1,680,986,364	1,684,317,801	43.03%
Christopher J. Williams	20,558	0	20,558	*
Linda S. Wolf	11,788	2,675	14,463	*
Directors and Executive Officers as a Group (24 persons)	22,936,239	1,684,836,215	1,707,772,454	43.57%

*	Less than one percent

(1)

These amounts include Shares of unvested restricted stock for certain Executive Officers and stock units deferred under the Director Compensation Plan for certain Non-Management Directors. These amounts also include Shares that the following persons had a right to acquire within 60 days after March 31, 2009, through the exercise of stock options and vested Shares they hold in the Profit Sharing/401(k) Plan:

Name	Shares underlying stock options exercisable within 60 days(#)	Shares held in the Profit Sharing/401(k) Plan(#)
James W. Breyer	5,512	0
Eduardo Castro-Wright	107,903	201
Michael T. Duke	821,715	1,155
C. Douglas McMillon	201,310	1,358
Thomas M. Schoewe	487,299	365
H. Lee Scott, Jr.	3,115,623	26,507
S. Robson Walton	0	59,566
Directors and Officers as a Group (24 persons)	5,042,162	92,189

(2)	Eduardo Castro-Wright also owns options to purchase 28,443 shares of Wal-Mart de Mexico, S.A. de C.V.

(3)	Amounts shown for David D. Glass include 300,000 Shares held by Glass Investments LLC.

(4)	Amounts shown for S. Robson Walton and Jim C. Walton in this column include 1,680,506,739 Shares held by Walton Enterprises, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Wal-Mart’s directors, Executive Officers, and persons who own more than ten percent of the Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Wal-Mart to identify anyone who failed to file a required report or filed a late report during fiscal 2009. The Company believes that all Section 16(a) filing requirements were met during fiscal 2009, except that a late report was filed relating to a purchase of 72 shares on February 1, 2008 for a discretionary managed account on behalf of Michael T. Duke, and a late report was filed relating to a sale of 70 shares on April 28, 2008 from a discretionary managed account on behalf of Rollin L. Ford.

RELATED-PARTY TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Wal-Mart and certain of its directors, Executive Officers, the beneficial owners of more than five percent of the Shares, and certain members of the immediate families of the foregoing. Wal-Mart believes that the terms of the transactions described below are comparable to terms that would have been reached by unrelated parties in arms-length transactions.

Transactions:    James W. Breyer, a director of Wal-Mart, may be deemed to beneficially own indirectly more than ten percent of the equity of Centrify Corporation (“Centrify”) and LetsTalk.com, Inc. (“LetsTalk”). During fiscal 2009, Wal-Mart paid Centrify approximately $2.11 million for computer software and received payments from LetsTalk of approximately $2.21 million for commissions for sales of wireless products and services to Wal-Mart’s customers. Wal-Mart anticipates that it will continue to purchase products and services from Centrify and receive payments for commissions from LetsTalk during fiscal 2010 in amounts similar to or greater than amounts paid or received in fiscal 2009.

Lori Haynie, the sister of C. Douglas McMillon, an Executive Officer, is an executive officer of Mahco, Inc. (“Mahco”). During fiscal 2009, Mahco had sales to Wal-Mart in the amount of approximately $32.71 million for sporting goods and related products. Wal-Mart expects to continue to purchase products from Mahco during fiscal 2010 in amounts similar to or greater than amounts purchased during fiscal 2009.

Roland A. Hernandez, a director of Wal-Mart during a portion of fiscal 2009, beneficially owns more than ten percent of Inter-Con Security Systems, Inc. (“Inter-Con”), and his brother is a shareholder and an executive officer of Inter-Con. Business between Wal-Mart and Inter-Con has been conducted since 1995, which predates Mr. Hernandez’s service as a director. During fiscal 2009, Wal-Mart paid Inter-Con, through its subsidiary operating in Mexico, approximately $430,000 for security services. Wal-Mart anticipates that it will continue to purchase security services from Inter-Con during fiscal 2010 in amounts similar to or greater than amounts paid in fiscal 2009.

M. Michele Burns, a director of Wal-Mart, is the Chairman and CEO of Mercer LLC (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. During fiscal 2009, Wal-Mart paid Mercer and related Mercer entities approximately $3.65 million for consulting services. Wal-Mart anticipates that it will continue to purchase consulting services from Mercer during fiscal 2010 in amounts similar to or greater than amounts paid in fiscal 2009.

Arne M. Sorenson, a director of Wal-Mart, is the Executive Vice President and CFO of Marriott International, Inc. (“Marriott”) and the president of Marriott’s European lodging division, and on May 1, 2009 will become President and Chief Operating Officer of Marriott. During fiscal 2009, Wal-Mart paid or reimbursed payments made to Marriott and its subsidiaries of approximately $5.8 million for hotel, lodging and related services, and Wal-Mart received payments of approximately $2 million from Marriott for purchases of merchandise from Wal-Mart. Wal-Mart anticipates that it will continue to purchase similar services from and reimburse payments made to Marriott and its subsidiaries and Marriott will continue to purchase merchandise from Wal-Mart during fiscal 2010 in amounts similar to or greater than amounts paid or reimbursed in fiscal 2009.

During fiscal 2009, a banking corporation that is collectively owned by Jim C. Walton, S. Robson Walton, the John T. Walton Estate Trust and certain of that banking corporation’s bank subsidiaries made payments to Wal-Mart in the aggregate amount of approximately $587,000 for banking facility rent and related ATM surcharges. The banking corporation and its affiliates made additional payments to Wal-Mart pursuant to similar arrangements that were awarded by Wal-Mart on a competitive-bid basis. The leases of banking facility space in various stores remain in effect, and it is anticipated that such banking corporation and its affiliates will pay Wal-Mart approximately $567,000 in fiscal 2010 pursuant to those leases not awarded on a competitive-bid basis.

Relationships: During fiscal 2009, Mauricio Castro-Wright, the brother of Eduardo Castro-Wright, an Executive Officer, served as a director of operations in Wal-Mart Brazil. For fiscal 2009, Wal-Mart paid Mauricio Castro-Wright a salary of $202,971, a bonus of $112,722 and other benefits having a value of $111,237 (including Company contributions to Mr. Castro-Wright’s Profit Sharing/401(k) Plan account, SERP account, health insurance premiums and payments related to his expatriate assignment). As part of Mauricio Castro-Wright’s fiscal 2009 compensation, he also received a grant of 919 restricted stock rights. During fiscal 2010, Mauricio Castro-Wright accepted a position as a format manager in Distribucion y Servicio D&S S.A., Wal-Mart’s Chilean subsidiary, and in fiscal 2010 he may receive compensation and other benefits for his services to Wal-Mart in amounts similar to or greater than those received during fiscal 2009.

Stephen P. Weber, a senior manager in Wal-Mart’s Information Systems Division, is the son-in-law of Michael T. Duke, who became the Company’s CEO and President on February 1, 2009. For fiscal 2009, Wal-Mart paid Mr. Weber a salary of $110,023, a bonus of $21,994, and other benefits totaling $13,101 (including Company contributions to Mr. Weber’s Profit Sharing/401(k) Plan account and health insurance premiums). As part of Mr. Weber’s fiscal 2009 compensation, he also received a grant of 276 restricted stock rights. Mr. Weber continues to be a Wal-Mart Associate, and in fiscal 2010, he may receive compensation and other benefits for his services to Wal-Mart in amounts similar to or greater than those received during fiscal 2009.

Timothy K. Togami, a senior director in Wal-Mart’s Human Resources Department, is the brother-in-law of Rollin L. Ford, an Executive Officer. For fiscal 2009, Wal-Mart paid Mr. Togami a salary of $158,205, a bonus of $40,886, and other benefits totaling $15,834 (including Company contributions to Mr. Togami’s Profit Sharing/401(k) Plan account and health insurance premiums). As part of Mr. Togami’s fiscal 2009 compensation, he also received a grant of 643 restricted stock rights. Mr. Togami continues to be a Wal-Mart Associate, and in fiscal 2010 he may receive compensation and other benefits for his services to Wal-Mart in amounts similar to or greater than those received during fiscal 2009.

COMPANY PROPOSAL

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed E&Y as the Company’s independent accountants to audit the consolidated financial statements of the Company for fiscal 2010. E&Y and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent accountants since prior to the Company’s initial offering of securities to the public in 1970. E&Y served as the Company’s independent accountants for fiscal 2009 and reported on the Company’s consolidated financial statements for that year. Representatives of E&Y are expected to attend the 2009 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Although shareholder ratification is not required, the appointment of E&Y as the Company’s independent accountants to audit the Company’s consolidated financial statements for fiscal 2010 is being submitted for ratification at the 2009 Annual Shareholders’ Meeting because the Company believes it is a matter of good corporate governance practice. Furthermore, the Audit Committee will take the results of the shareholder vote regarding E&Y’s appointment into consideration in future deliberations. If E&Y’s selection is not ratified at the 2009 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate E&Y’s engagement as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination appropriate.

E&Y’s fees for fiscal 2009 and fiscal 2008 were as follows:

	Fiscal 2009 ($)	Fiscal 2008 ($)
Audit Fees	14,287,000	14,397,000
Audit-Related Fees	2,698,000	1,987,000
Tax Fees	1,378,000	271,000
All Other Fees	0	0
Total Fees	18,363,000	16,655,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes the fees associated with the audit of the Company’s annual financial statements, the audit of: (1) management’s assessment of the effectiveness of internal control over financial reporting for fiscal 2009 and fiscal 2008; and (2) the effectiveness of internal control over financial reporting, the review of the Company’s quarterly reports on 10-Q, statutory audits required internationally, comfort letters, and consents for and review of registration statements and other documents filed with the SEC.

Audit-Related Fees—Includes audits of the Company’s employee benefit plans, due diligence in connection with mergers and acquisitions and accounting consultations related to generally accepted accounting principles, the application of generally accepted accounting principles to proposed transactions, and audits not statutorily required.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning related to mergers and acquisitions, employee benefit plans, and IRS ruling requests.

None of the services described above were approved pursuant to the de minimus exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

The Board recommends that the shareholders vote FOR the ratification of E&Y as the Company’s independent accountants for fiscal 2010.

SHAREHOLDER PROPOSALS

The Company has received notice of the intention of shareholders to present six separate proposals for voting at the 2009 Annual Shareholders’ Meeting. The text of the shareholder proposals and supporting statements appear exactly as received by the Company unless otherwise noted. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of that shareholder proposal. The Company will provide the names, addresses, and shareholdings

(to the Company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Wal-Mart’s Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

Some of the shareholder proposals contain assertions about Wal-Mart or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. However, the Board recommends a vote against each of the following shareholder proposals based on broader policy reasons as set forth in Wal-Mart’s statement in opposition following each shareholder proposal.

PROPOSAL NO. 3

GENDER IDENTITY NON-DISCRIMINATION POLICY

Wal-Mart Stores, Inc.

Whereas: Wal-Mart does not explicitly prohibit discrimination based on gender identity in its written employment policy, yet Wal-Mart’s policy already does explicitly prohibit discrimination based on sexual orientation;

Over 30% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of gender identity, as well as 400 leading private sector companies and eighty-five U.S. colleges and universities, according to the Human Rights Campaign;

Ninety three City and County Governments and twelve States have passed clear gender identity and expression legislative protections including California, Colorado, the District of Columbia, Hawaii, Illinois, Maine, Minnesota, New Mexico, Pennsylvania, Rhode Island, Vermont and Washington;

Over 350 U.S. based human rights organizations and every U.S. State civil rights advocacy group has endorsed national legislation explicitly prohibiting discrimination based on sexual orientation as well as gender identity.

Our company has operations in, and makes sales to institutions in States and Cities that currently prohibit discrimination on the basis of sexual orientation and gender identity;

We believe that corporations that prohibit discrimination both on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool.

Resolved:    The Shareholders request that Wal-Mart Stores amend its written equal employment opportunity policy to explicitly prohibit discrimination based on both sexual orientation and gender identity, and to substantially implement this policy.

Supporting Statement:    Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to such employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Wal-Mart will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 3

As one of the world’s largest private employers, we place diversity at all levels, from our Board to our Associates, among our top priorities. Our dedication to a diverse workforce is well known, and we believe our actions demonstrate that we work hard to implement our Equality of Opportunity Policy. That policy states that “Wal-Mart will not tolerate discrimination in employment on the basis of race, color, sex, age, sexual orientation, religion, disability, ethnicity, national origin, veteran status, martial status or any other legally-protected status.” In view of the wide reach of this policy, we do not believe a change to our Equality of Opportunity Policy is needed to ensure that our Associates at all levels are treated fairly and with respect.

Our dedication to building and retaining an inclusive and respectful workplace for all of our Associates is widely recognized. In 2008 alone, we received nearly 40 awards from national organizations for our commitment to diversity and inclusion. Our commitment to helping people live better includes providing real career opportunities—even during difficult economic times. We experienced a net growth of more than 33,000 jobs bringing the total Associate base in the U.S. to more than 1.45 million women and men. Our commitment to diversity also extends to suppliers. We develop opportunities with minority- and women-owned business enterprises through our Supplier Diversity Program. We are a member of the Billion Dollar Roundtable, an organization comprised of public companies that annually spend more than $1 billion each with women- and minority-owned business enterprises. In addition to the wide reach of our Equality of Opportunity Policy we have Associate Resource Groups at our Home Office which serve a variety of Associate communities including the GLBT community.

The Board is proud of Wal-Mart’s accomplishments in this area. The diversity of our Associates and suppliers shows that we are leading by example toward a diverse workplace in the United States and globally. The Board is committed to monitoring our Company’s progress in this regard and to helping ensure that we adhere to our core beliefs and stated policies. The Board believes that Wal-Mart already appropriately addresses the concerns set forth in the proposal and believes that revising our Company’s policy would not benefit our Company, our Associates or our shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 4

PAY FOR SUPERIOR PERFORMANCE

Resolved:    That the shareholders of Wal-Mart Stores, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;
•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;
•

Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and
•

Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement:    We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that the Pay for Superior Performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	Total compensation is targeted at the top quartile of the peer group.
•	The target performance levels for the annual incentive plan metrics are not peer group related.
•	The annual incentive plan provides for below target payout.
•	Annual incentive target payout amounts were doubled in 2008 because NEOs did not receive a substantial amount of target performance-based compensation in 2007.
•	The target performance levels for the performance share metrics are not peer group related.
•	The performance shares provide for below target payout.

We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 4

The Board believes that Wal-Mart’s executive compensation program effectively ties our Executive Officers’ compensation to our Company’s performance and that adoption of the proposal’s plan would be contrary to our Company’s best interests and the best interests of our shareholders. The CNGC and the Board believe strongly in tying a substantial portion of our Executive Officers’ compensation to our performance, and this belief is reflected in the design of our executive compensation program. As described more fully in the CD&A, base salary typically comprises less than 15 percent of each of our NEO’s annual compensation opportunity, and a substantial majority of each NEO’s total compensation is performance-based in ways that relate meaningfully to shareholder value. For fiscal 2009 and fiscal 2010, 75 percent of the value of each NEO’s annual equity award was granted in the form of performance shares, which only vest if predetermined performance criteria are satisfied.

The CNGC has selected performance metrics that apply to our executive compensation program that it believes reflect a historical correlation to shareholder returns. For fiscal 2010, these metrics are:

•	pre-tax profit;

•	return on investment;

•	comparable store sales; and

•	revenue growth in our International division.

Specific definitions of each of these metrics are set forth in the CD&A.

The proposal argues that our performance metrics should be calculated in terms of our performance relative to our peers, and that our executives should only receive performance-based compensation when “median peer performance is exceeded.” The CNGC and the Board believe that as the world’s largest retailer with more than 2 million Associates worldwide, our company faces unique challenges and opportunities and that our compensation programs must be designed in light of this unique position. As described in the CD&A, the CNGC believes that no single peer group adequately reflects all of the unique aspects of our business, including our size, complexity, and global reach. While the CNGC benchmarks our executive compensation against a variety of carefully selected peer groups, the Board and CNGC believe that measuring our performance solely against the performance of a suggested peer group would not be appropriate.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that the shareholders of Wal-Mart Stores, Inc. (“Wal-Mart” or the “Company”) urge the board of directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by Wal-Mart’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation that sometimes appears to be insufficiently aligned with the creation of shareholder value. Those concerns have only increased in the current economic downturn.

A recent SEC rule, which received record support from investors, requires companies to disclose additional information about compensation and perquisites for top executives. In adopting this rule, the SEC made it clear that market forces, not the SEC, should provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders enough mechanisms to provide input to boards on senior executive compensation. By contrast, public companies in the United Kingdom allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans, but those plans set only general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have a means to provide ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, PAY WITHOUT PERFORMANCE 49 (2004))

Similarly, performance criteria submitted for shareholder approval that would allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and inadequate instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Wal-Mart’s board to let shareholders express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, we think, provide Wal-Mart with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 5

We recognize the importance of executive compensation to the Company’s shareholders, and understand the importance of administering its executive compensation program in a manner that conforms to the highest standards of corporate governance. After careful consideration, the Board does not believe that the adoption of this proposal is in the best interests of Wal-Mart’s shareholders and recommends that shareholders vote against this proposal for the following reasons.

The CNGC, which is comprised solely of Independent Directors, administers our executive compensation programs. As described in the CD&A, the CNGC engages in a thorough and disciplined process and considers a wide range of factors when reviewing and establishing executive compensation. The Board believes that the CNGC is in the best position to make executive compensation decisions and should have flexibility in making appropriate executive compensation decisions that will attract and retain the talent necessary to achieve Wal-Mart’s business objectives. We also recognize the importance of clearly explaining executive compensation decisions to shareholders. We believe that the information we disclose in the CD&A and the executive compensation tables give shareholders the insight needed to have confidence that our compensation processes are sound and that our executives are compensated in a manner that is consistent with the interests of our shareholders.

While we believe that shareholders should have the opportunity to provide feedback related to executive compensation, we already have in place appropriate and meaningful methods for shareholders to express their views on executive compensation to the Board. As described in the Corporate Governance section of this proxy statement, shareholders have various means, including email and written correspondence, to communicate with the entire Board, with the CNGC, or with individual directors. By communicating directly with the Board through these channels, shareholders can provide specific feedback regarding our executive compensation philosophy, practices and decisions. We believe that this is a much more effective and accurate method of expressing particular observations, concerns or criticisms related to our executive compensation than a simple “for” or “against” advisory vote, which provides no meaningful insight regarding specific views or concerns that a shareholder may have.

Additionally, shareholders who are not satisfied with the performance of the CNGC or the Board with respect to executive compensation already have the ability to express such dissatisfaction through the annual election of directors. We have adopted a majority voting standard in the election of directors, which allows shareholders to vote against any director, thereby holding individual directors accountable.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 6

POLITICAL CONTRIBUTIONS

Resolved, that the shareholders of Wal-Mart Stores, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Wal-Mart, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Wal-Mart contributed more than $7.2 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 6

Our business is subject to extensive regulation at the federal and state levels. We seek to be an effective participant in the political process by making prudent political contributions consistent with the federal, state, and local laws governing such contributions. We are fully committed to complying with all laws concerning political contributions, including laws requiring public disclosure.

Since the early 1970s, federal law has prohibited corporate political contributions at the federal level. As a result, Wal-Mart does not make such contributions. Some of our Associates voluntarily fund a political action committee (“Wal-PAC”) that makes political contributions to federal candidates, political party committees, and/or political action committees. The activities of

Wal-PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. Wal-PAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, Wal-Mart submits to Congress semi-annual reports, which also are publicly available.

At the state level, Wal-Mart’s political contributions also are subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. That information is also publicly available.

As a result of the disclosures mandated by law, the Board has concluded that ample disclosure exists regarding our political contributions to alleviate the concerns cited in this proposal. In addition, the Board believes that the disclosure of the business rationale behind each political contribution, as requested in this proposal, would place our Company at a competitive disadvantage by revealing our long-term business strategies and priorities. We are also involved in a number of legislative initiatives that could dramatically affect our business and operations. Because parties with adverse interests also participate in the political process for their own business reasons, any unilaterally expanded disclosure by Wal-Mart could benefit these parties to the detriment of Wal-Mart and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 7

SPECIAL SHAREOWNER MEETINGS

7 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the fullest power to call special shareowner meetings in conformance with state law.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

Statement of William Steiner

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right. The Corporate Library and Governance Metrics International have taken special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Board Effectiveness.

“High Governance Risk Assessment.”

“Very High Concern” in executive pay — $31 million for Lee Scott with pay for a supplemental retirement plan and tax gross-ups.

•	The Corporate Library said CEO pay is at a level that raised very high concerns over the alignment of Lee Scott’s short-term interests with the interest of shareholders.
•	Jim Walton owned 43% of our company and this posed a risk that minority shareholder interests were subordinated to Walton family interests.
•	Wal-Mart’s stock price had been stuck between $45 and $60 for over 8-years.

•	We had two inside directors plus five of our outside directors had non-director business with Wal-Mart — Independence concerns:

Jim Walton

Arne Sorenson

Christopher Williams

David Glass (also had 31-years tenure raising more independence concern)

Michele Burns

•	There were only 3 members on our audit committee, including inside-related director Christopher Williams.
•	Our executive pay committee and nomination committee were combined into one committee.
•	Editorial practices in the 2007 and 2008 annual proxy lead to the question of whether it was edited by an apprentice.
•	We had no shareholder right to:

Act by written consent.

Call a special meeting.

Cumulative voting.

An Independent Chairman.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 7

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 7

The Board believes that adoption of this proposal would not be in the best interests of the Company or its shareholders. Consistent with Delaware corporate law, our Bylaws provide that a special meeting of shareholders may be called by a majority of the Board, by the Chairman, and by our President and CEO. This is an appropriate corporate governance provision for a public company of our size because it allows our Board, according to its fiduciary obligations, to exercise its business judgment to determine when it is in the best interests of shareholders to convene a special meeting. Permitting shareholders with as little as ten percent of the outstanding shares to call special meetings for any reason and at any time could result in special shareholders’ meetings that are not in the best interests of the Company and all of its shareholders.

We take shareholders’ meetings very seriously and take steps to provide shareholders with access to our shareholders’ meetings, including making our shareholders’ meetings available via webcast. Holding a special meeting of our shareholders would be a costly undertaking, involve substantial planning, and require us to commit significant resources and attention to the legal and logistical elements of such a meeting. For example, we would incur legal, printing and mailing costs associated with preparing and distributing the disclosure documents required for a special shareholders’ meeting.

The Board also believes that the Company’s existing governance policies and practices provide shareholders with access to the Board and members of senior management and offer ample opportunity for shareholders to express their views to management. These governance policies include the annual election of all Board members and a majority voting requirement for the election of directors. In addition, shareholders may submit shareholder proposals, which, if appropriate under the SEC’s rules, may be included in our annual proxy statement and voted on at our annual shareholders’ meeting. Furthermore, the rules governing companies listed on the NYSE and incorporated under Delaware law require us to submit certain matters to a vote of shareholders for approval, such as mergers, large share issuances or similar transactions and the approval of equity-based compensation plans, such as our 2005 Stock Incentive Plan.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 8

INCENTIVE COMPENSATION TO BE STOCK OPTIONS

All incentive compensation and terminal pay for “Named Executive Officers” shall be in the form of stock options that will vest at a time certain in the future and cannot be exercised until five years after vesting.

The purpose of this proposal is:

1.	To prevent backdating of stock options.
2.	At present NEO’s make decisions that affect their own incentive compensation but this might not be the best decision for the long-term growth of company profits. There is also the temptation to “cook the books”. This proposal will make sure all NEO’s work as a team to increase stockholders value long term.
3.	To prevent what has happened in other companies where because of bad management stock prices have dropped but the executive leaves with large bonuses.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 8

Our Board believes that our executive compensation program, as described in the CD&A beginning on page 21, effectively ties the compensation of our NEOs to the long-term interests of our shareholders and that adoption of this proposal would not be in the best interests of our company or our shareholders. As discussed in the CD&A, a significant portion of our NEOs’ compensation is composed of performance-based cash and equity incentive awards, earned only when Wal-Mart meets certain pre-established performance goals. These performance goals and metrics—including pre-tax profit or operating income, comparable store sales, and return on investment—were selected because our CNGC believes that good performance relative to these metrics is important to our overall financial performance and, therefore, is likely to have a positive effect on shareholder returns. Additionally, a significant portion of NEO compensation is in the form of equity with service-based vesting requirements of 3-5 years. Our Board believes that this form of compensation, when combined with meaningful stock ownership guidelines, effectively aligns the interests of our NEOs and other members of management with the interests of our shareholders.

Our Board also believes that our separation payments to departing senior executives have been reasonable, as are our post-termination arrangements with current executives. As described in the CD&A, we have entered into a post-termination and non-competition agreement with each NEO that generally provides for payments equal to two years of base salary upon termination under certain circumstances. These payments, as well as any additional consideration we may agree to pay upon separation, are not “bonus” payments or payments for past performance, but are made to secure certain contractual obligations from the departing executive, including noncompetition, confidentiality, and nonsolicitation obligations that we believe are necessary to effectively protect the Company.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

By Order of the Board of Directors

Thomas D. Hyde
Secretary

Bentonville, Arkansas

April 20, 2009

ADMITTANCE SLIP

2009 ANNUAL SHAREHOLDERS’ MEETING

Place: Bud Walton Arena University of Arkansas Campus Fayetteville, Arkansas	2009 ANNUAL SHAREHOLDERS’ MEETING REMINDERS
Time: June5, 2009, 7:00 a.m. Casual dress is recommended. Photographs taken at the meeting may be used by Wal-Mart. By attending, you waive any claim or rights to these photographs and their use.

1.    If you received your proxy materials by mail, please bring this admittance slip. Otherwise, please bring your notice of availability of proxy materials, account statement, or other written proof of ownership of Wal-Mart stock. Also please bring a picture I.D.

2.    Additional security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.

3.    Camcorders or video taping equipment are not allowed.

WAL-MART STORES, INC. 702 S.W. 8TH STREET BENTONVILLE, AR 72716-0100

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to vote by proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M13413-P74883

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

WAL-MART STORES, INC.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2 and “AGAINST” Proposals 3 - 8.

1. Election of Directors

Nominees:

For Against Abstain

1a. Aida M. Alvarez

1b. James W. Breyer

1c. M. Michele Burns

1d. James I. Cash, Jr.

1e. Roger C. Corbett

1f. Douglas N. Daft

1g. Michael T. Duke

1h. Gregory B. Penner

1i. Allen I. Questrom

1j. H. Lee Scott, Jr.

1k. Arne M. Sorenson

1l. Jim C. Walton

For Against Abstain

1m. S. Robson Walton

1n. Christopher J. Williams

1o. Linda S. Wolf

Company Proposal:

2. Ratification of Ernst & Young LLP as Independent Accountants

Shareholder Proposals:

3. Gender Identity Non-Discrimination Policy

4. Pay for Superior Performance

5. Advisory Vote on Executive Compensation

6. Political Contributions

7. Special Shareowner Meetings

8. Incentive Compensation to be Stock Options

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Shareholders’ Meeting June 5, 2009 at 7:00 A.M. Central Time Bud Walton Arena, University of Arkansas Fayetteville, Arkansas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M13414-P74883

WAL-MART STORES, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL SHAREHOLDERS’ MEETING OF WAL-MART STORES, INC.

TO BE HELD ON JUNE 5, 2009

I have received the Notice of 2009 Annual Shareholders’ Meeting (the “Meeting”) to be held on June 5, 2009, and a Proxy Statement furnished by Wal-Mart Stores, Inc.’s (“Wal-Mart”) Board of Directors. I appoint S. ROBSON WALTON and MICHAEL T. DUKE, or either of them, as proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that come before the Meeting or any adjournments or postponements thereof. If I participate in the Wal-Mart Profit Sharing and 401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan and I have a portion of my interest invested in Wal-Mart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote my stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card, vote by Internet, or vote by telephone.

If you do not specify how the proxy should be voted, it will be voted FOR Proposals No. 1 and 2 and AGAINST Proposals No. 3 through 8.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown on the reverse side. Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, or guardian, please indicate full title as such.